As filed with the Securities and Exchange Commission on June 13, 2007

Registration No. 333-140139

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1 to FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRTRA SYSTEMS, INC.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

TEXAS	334310	93-1207631
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

2500 CityWest Boulevard, Suite 300

Houston, Texas 77042

(832) 242-1100

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

2500 CityWest Boulevard, Suite 300

Houston, Texas 77042

(832) 242-1100

 (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

Perry V. Dalby

2500 CityWest Boulevard, Suite 300

Houston, Texas 77042

(832) 242-1100

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF AGENT FOR SERVICE)

COPIES TO:

DAVID C. THOMAS, ESQ.

Pryor Cashman LLP

410 Park Avenue, 10th floor

New York, New York 10022

(212) 421-4100

(212) 798-6925 fax

COUNSEL TO ISSUER

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   [X]

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $.005 Par Value (2)	10,428,571	$0.03	$312,857	$9.60
Total	10,428,571			$9.60

(1) All shares are to be offered by selling shareholders from time to time at fluctuating market prices.  The registration fee for these shares is calculated in accordance with Rule 457(c).  .

(2) Consists of up to 7,928,571additional shares which may be issued to holders of our convertible  debentures issued on August 1, 2005, and 2,500,000 additional shares issued to Jones & Cannon LLP being added by this amendment. The maximum offering price is based upon $0.03 per share, which was the average of the bid and ask prices for our common stock as reported on the OTC Bulletin Board on May 22, 2007, rounded to two decimal places

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VirTra Systems, Inc.

2500 CityWest Boulevard, Suite 300,

Houston, Texas 77042

(832) 242-1100

44,512,312 Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their sale by the selling shareholders.

This prospectus relates to the sale by the selling shareholders of up to 44,512,312 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.  Of the shares offered,

•

18,083,741 shares are presently outstanding; and

•

up to 26,428,571 shares are issuable to Dutchess Private Equities Fund Ltd., as holder of our convertible  debenture issued on August 1, 2005.

We will receive no proceeds from the sale of the shares by the selling shareholders.

Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol “VTSI.”  On May 22, 2007, the last reported sale price of the common stock on the OTC Bulletin Board was $0.028 per share.

Investing in the common stock involves a high degree of risk. The opinion of our independent auditor for the year ended December 31, 2006 expressed substantial doubt as to our ability to continue as a going concern.   You should not invest in the common stock unless you can afford to lose your entire investment.  See "Risk Factors" on page .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2007.

Please read this prospectus carefully. It describes our company, finances, products, and services.  Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," are forward-looking and may involve a number of risks and uncertainties.  Actual results and future events may differ significantly based upon a number of factors, including:

•

we have had significant operating losses since starting business and we expect to continue losing money for some time;

•

we expect competition from companies that are much larger and better financed than we are;

•

we cannot be sure our products will be accepted in the marketplace; and

•

we are in default under several of our equipment lease financing agreements, and are subject to an IRS tax lien for unpaid payroll taxes.

Dutchess Private Equities Fund Ltd. is the successor to Dutchess Private Equity Fund, L.P. and Dutchess Private Equity Fund II, L.P., the entities to which we originally issued our convertible debentures. In this prospectus, we refer to VirTra Systems, Inc. as "we" or "VirTra Systems," and to Dutchess Private Equities Fund Ltd. and its predecessors as "Dutchess.”

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus.  This summary is not complete and does not contain all of the information you should consider before investing in the common stock.  Our revenues for the fiscal year ended December 31, 2006 were $1,887,768, and our net loss was $1,473,507. Our revenue for the three months ended March 31, 2007 was $239,386, and our loss for that period was $294,618.  As of March 31, 2007, our liquidity position was extremely precarious.  We had current liabilities of $4,182,613 and we had only $reedit 72,536 in current assets available to meet those liabilities.

You should read the entire prospectus carefully, including the "Risk Factors" section.

Our Business

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  “Virtual reality” is a generic term associated with computer systems that create a real-time visual/audio/haptic (touch and feel) experience.  Virtual reality immerses participants into a three-dimensional real-time synthetic environment generated or controlled by one (or several) computer(s).  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system.  Our historic areas of application have included the entertainment/amusement, advertising/promotion, and training/simulation markets.

Our “immersive virtual reality™” devices are computer-based, and allow participants to view and manipulate graphical representations of physical reality.  Stimulating the senses of sight, sound, touch, and smell simultaneously, our virtual reality devices envelop the participant in dynamic filmed or computer-generated imagery, and allow the participant to interact with what he or she sees using simple controls and body motions.

Virtual reality products have traditionally employed head-mounted displays that combine high-resolution miniature image source monitors, wide field-of-view optics, and tracking sensors in a unit small and light enough to be worn on the head.  These products usually surround the participant with dynamic three-dimensional imagery, allowing the user to change perspective on the artificial scenes by simply moving his or her head.  Virtual reality devices have in the past been used primarily in connection with electronic games, as, by surrounding the player with the sights, sounds, and smells he or she would experience in the real world, play is made far more realistic than it would be if merely presented in a two-dimensional flat screen display.

We maintain our corporate office at 2500 CityWest Boulevard, Suite 300, Houston, Texas 77042, and our telephone number is (832) 242-1100.  We also maintain engineering, technical, and production offices, and a demonstration facility, at 1406 West 14th Street, Tempe, Arizona 85281, with a phone number of (480) 968-1488.

The Offering

This prospectus relates to 26,428,571 shares of our common stock that we have reserved for possible issuance to Dutchess as holders of three-year eight percent convertible debentures in the principal amount of $367,606.  It also covers the sale of shares acquired by the other investors identified above as a result of earlier private placement transactions.

The holders of these convertible debentures have the right to convert the debentures, with accrued interest, into shares of our common stock at the lesser of $0.33 or 80 percent of the lowest closing bid price for our common stock during the 15 full trading days prior to the dates the holders give us their notices of conversion

The selling shareholders are:

Shareholder	Number of Shares
Dutchess Private Equities Fund Ltd.	26,428,571
B. Fred Adam	449,640
Robert Adam	449,640
Bernard (Biff) Adam, III	604,320
Albert Braden	250,000
Philip Burns	1,515,152
Donald Fincher	899,280
Pearl Fincher	899,280
Ira Hochroth	576,923
Judy Holt	250,000
Charles Jud	1,500,000
Michael Jud	1,500,000
Michael & Jerlyn Jud	750,000
Gabrielle Lumi	375,000
Arthur & Edith Luskin	303,030
Douglas MacPherson	242,424
Joanne MacPherson	121,212
Tom Meneley	1,798,560
Shelly Meyers	1,500,000
Hall Whitley, III	899,280
Jones & Cannon LLP	2,500,000
Total	44,512,312

Key Facts

Common Stock Offered	Up to 44,512,312shares by selling shareholders. (1)
Offering Price	Prevailing market prices.

Common Stock Outstanding Before This Offering	102,257,599
Risk Factors	The securities offered involve a high degree of risk. See "Risk Factors."
OTC Bulletin Board Common Stock Symbol	“VTSI”

 (1) Includes

•

up to 26,428,571 shares that we may issue to Dutchess as the holder of our convertible  debentures upon conversion of those debentures; and

•

15,583,741 shares that we previously issued to accredited investors and private placement transactions.

Summary Financial Data

The information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to financial statement included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2006	2005	2007	2006
Revenue	1,887,768	$977,358	239,386	$558,652
Loss from operations	(1,649,129)	(1,593,487)	(495,570)	(55,693)
Net income (loss)	(1,473,507)	(1,995,056)	(294,618)	(265,471)
Income (loss) per common share (basic)	($0.02)	(0.03)	($0.00)	($0.00)
Weighted average number of common shares outstanding	81,186,290	62,221,809	100,637,475	67,396,767

Balance Sheet Data:
March 31, 2007
Working capital (deficit)	$(202,970)
Total assets	575,506
Total liabilities	4,184,472
Shareholders' equity (deficit)	(3,608,966)

Risk Factors

An investment in the common stock the selling shareholders are offering to resell is risky.  You should be able to bear a complete loss of your investment.  Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

Risks Related to Our Business

We expect sales of our advertising and promotion virtual reality products to be strongly affected by general business trends. A decline in business activity could reduce our margins and our prospects of becoming profitable

Sales of our applications of virtual reality in the advertising and promotion fields are likely to be closely tied to the general level of business activity in the country, and particularly on the overall willingness of businesses to increase the amount they spend on advertising or promotion.  Historically, in times of economic slowdown businesses have reduced their spending on advertising.  Since custom applications for advertising generally carry a higher profit margin for us than our law enforcement and defense-related products and services, an overall decline in business activity could seriously reduce our margins and our prospects of becoming profitable.

Other companies with more resources and greater name recognition may make competition so intense that the business will not be profitable. Our patents and patent applications offer only limited protection from competition from these other companies.

Although we have received a patent, have an exclusive license on a patent, and have several patent applications pending, covering our most valuable virtual reality technology in the training/simulation market, that patent, the license, and the other patents if issued, will provide only limited protection.  They will not prevent other companies from developing virtual reality products similar to ours using other methods.  If we are successful a number of other companies with far more money and greater name recognition may compete with us.   That competition could exert downward pressure on the price we could charge for our products, making it more difficult for us to become profitable.

Our operating results may fluctuate significantly and may be difficult to predict. Failure to meet the expectations of investors could cause our stock price to decline.

Our operating results will likely fluctuate in the future due to a number of factors, many of which will be outside our control.  These factors include:

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pricing competition;

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military and law enforcement budgets and budgeting cycles, which may fluctuate to the effects of a wartime economy;

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the announcement or introduction of new and/or competing products in our markets; and,

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the amount and timing of costs relating to expansion of our operations.

Due to these factors, factors discussed elsewhere in this document, or unforeseen factors in some future quarter, our operating results may not meet the expectations of investors, and if this happens, the trading price of the common stock of our company may decline.

The success of our new line of virtual reality training simulators will be affected by political considerations, such as the willingness of governmental agencies to spend additional amounts on our product to train military and law-enforcement personnel. Reductions or slowdowns in funding could reduce our ability to meet our obligations as they come due.

The major application of our new line of training simulators is for situational awareness and firearms training for law enforcement and military personnel.  We have begun penetrating the market with sales to foreign and domestic law enforcement agencies ($387,004 and $298,500, respectively), and all major branches of our Armed Forces, including the U.S. Air Force ($526,628), the U.S. Army ($365,769), the U.S. Navy ($161,850), U.S. Marine Corps (approximately $500,000), and classified agencies within the U.S. Department of Defense ($455,261).  We have received purchase orders for more contracts, but not all of these contracted sales have yet been booked as accounting revenue, as the income may not have been fully earned. Thirty-one of these simulator units have been fully installed, twenty-nine have been shipped, are awaiting delivery or are in various stages of production and contracting.

We currently have other additional legally-binding purchase orders outstanding.  In our business, the concept of "firm orders" is not completely meaningful. Frequently we receive an oral commitment to purchase units subject to the availability of the required funding. When the funding is received by the agency it places a purchase order and we deliver against that purchase order. For example, we have received an oral commitment for a large order from one branch of the military, subject to passage of the supplemental appropriation recently approved by Congress, and funding being available under that appropriation.  Based upon our continuing dialogue with, and oral commitments from, representatives from that branch, we expect purchase orders for that large order in the near future, but, as of the date of this prospectus, we have not received it. We cannot give assurance that interest in these simulators will be long-lived, that funds will be budgeted to acquire more of our products for that purpose, or that we will be selected to supply additional training simulators.  In addition, it is not uncommon for expected contracts for which we have incurred significant marketing costs to be delayed until the required funds have been appropriated.  Delays in funding can severely reduce our ability to meet our obligations as they come due.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We estimate our current "burn rate" -- the amount necessary to sustain our operations -- at approximately $240,000 per month, or $2,880,000 per year. To fully implement our current business plan, we expect the increase in sales since last fall, 2006, to greatly assist operational funding, however, it is also possible we would need to raise additional funds within the next 12 months in order to fund the operations of the company if the increase in sales does not sustain as expected.  We expect that the majority of these funds will come from government and law enforcement customer, and institutional financing calling for advances against the proceeds of purchase order contracts we receive. However, if we are unable to obtain contract financing, we will need to seek financing from other sources.  If we raise funds through other sources, such as convertible preferred stock or debentures you may experience significant dilution of your ownership interest, and these securities may have rights senior to the rights of common shareholders.  If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund continuing operations, develop our products, or take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Our past inability to pay our debts as they come due may make it difficult or impossible to obtain a bank loan in the absence of security arrangements and/or personal guarantees from management.

Our history of non-payment may make it difficult for us to get future bank financing for our operations on an unsecured basis or without personal guarantees from our officers. While we believe that financing of our expected purchase orders will be available on a secured basis, we cannot give any assurance that this is the case. We may not be able to borrow enough to carry out our business plan if institutional financing is not available.

We may be required to indemnify Dutchess for any losses it may suffer as a result of rescission of unregistered sales it made in 2006.

In October of 2005 we registered the sale by Dutchess Private Equities Fund II, L.P.  of an aggregate of 8,000,000 shares of its common stock issuable to that company upon conversion of convertible debentures and upon exercise of warrants issued to it. On July 1, 2006, a portion of the shares covered by that registration statement remained unsold and the financial statements included in that registration statement's prospectus exceeded the maximum age for financial statements permitted under the SEC's regulations. We did not inform Dutchess, as we were required to do under its contract, that the prospectus could no longer be used. As a result, sales made by Dutchess after July 1, 2006 by means of the outdated prospectus were regarded as unregistered for purposes of the Securities Act of 1933, giving purchasers of those shares a right to rescind their purchases at any time within one year after the date of purchase. During the period from July 6, 2006 through October 20, 2006, Dutchess sold an aggregate of 5,434,138 shares using the updated prospectus, at prices ranging from $0.03 to $0.073.. The aggregate sales price for all of those sales was $254,977. We are required under our agreement with Dutchess to indemnify Dutchess for any loss it might suffer as a result of any exercise of those rescission rights by purchasers. We are unable to predict whether any of those purchasers will seek rescission of their purchases. If they do, we will be obligated to indemnify Dutchess for an amount equal to the difference between the sales prices of those shares and the value of the shares it receives back from the purchasers upon rescission. If all of the purchasers were to rescind their purchases and if all of the shares taken back by Dutchess as a result or to become totally valueless, we would owe Dutchess $254,977 as a result of the rescission.

We expect our stock price to be volatile. As a result, investors could suffer greater market losses in a down market than they might experience with a more stable stock. Volatility in our stock may also increase the risk of having to defend a securities class action, which could be expensive and divert management's attention from managing our business.

The market price of our common shares has been subject to wide fluctuations in response to several factors, such as:

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actual or anticipated variations in our results of operations;

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announcements of technological innovations;

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new services or product introductions by us or our competitors;

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changes in financial estimates by securities analysts; and

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conditions and trends in the training/simulation and advertising promotion fields.

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sales of common stock we have made to finance operations.

The stock markets generally, and the OTC Bulletin Board in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies, and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political, and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the common stock of the company.  In the past, securities class action litigation has often been brought against companies after periods of volatility in the market price of their securities.  If securities class action litigation is brought against us it could result in substantial costs and a diversion of management's attention and resources, which would hurt our business.

We have had significant operating losses ever since starting business and we might continue losing money for some time.

To date, we have incurred significant losses. At December 31, 2006, our accumulated deficit was $15,222,379 and our stockholders’ deficit was $3,667,249.  At March 31, 2007, our accumulated deficit was $15,516,997 and our stockholders’ deficit was $3,608,966.

For the year ended December 31, 2006, we lost $1,473,507.  For the three month period ended March 31, 2007, we had a net loss of $294,618.  These losses were caused primarily by the fact that our level of sales has been low compared to our general and administrative expenses.  In order to become profitable, we will have to increase our revenues substantially.  Based on our current projections, we do not expect to become profitable until promotional/advertising and training/simulation sales reach at least approximately $3,250,000 annually.

We depend heavily on the continued service of our chief executive officer and our president. Loss of the services of either of them could adversely affect our prospects.

We place substantial reliance upon the efforts and abilities of Major General Perry V. Dalby (USA-Retired), our chief executive officer, and on the technical capabilities of Bob Ferris, our president.  The loss of General Dalby or Mr. Ferris' services could have a serious adverse effect on our business, operations, revenues, or prospects.  We have an employment agreement with General Dalby which expires in 2008, and prohibits him from competing with us for a period of two years after the contract terminates. We do not currently have an employment agreement with Mr. Ferris, nor do we maintain any key man insurance on his or General Dalby’s life, and we do not intend to maintain any key man insurance for the immediate future.

We are in default on certain equipment leases and shareholder promissory notes. If these leaseholders and note holders are successful in suing us we may have to curtail our operations, making it difficult to reach a profitable level of operations.

We previously operated virtual reality entertainment centers in a number of theme parks.  We leased some of the equipment needed to operate these entertainment centers from approximately 140 leaseholders.  In October of 2001 we told all of the leaseholders that we were suspending payments on their leases.  Further, we previously had entered into promissory notes with approximately 14 shareholders.  We were successful with a debt-to-equity conversion plan in December of 2004 with the holders of approximately 90% of the combined leaseholders/noteholders converting lease obligation to common stock. However, we remain in default with the remainder -- 19 unconverted leaseholder investments in default as of December 31 2006, representing $257,000 in principal, and $187,065 in accrued interest, and we have a judgment against us from a noteholder, representing an additional $121,386 in principal amount and interest.

We owe the IRS $891,823 in payroll tax liabilities, which could lead to a seizure of our assets by the IRS.

As of March 31, 2007, we had $891,823 accrued for various payroll tax liabilities for prior periods. An attempted offer in compromise was rejected as deficient last year. We received notice from the IRS of tax liens that had been filed that relate to these accrued amounts. On November 5, 2006, the IRS appropriated $142,750 in receipts due us from a customer, resulting in delays in delivery to other customers. We negotiated a 120-day stand still agreement but that agreement expired before we could pay the amounts due and in March, 2007, we received new notices of intent to levy. We currently have retained counsel to represent our interests.

It is difficult to predict the impact of our proposed marketing efforts. If these efforts are unsuccessful we may not earn enough revenue to become profitable.

Our success will depend on adequate marketing resources.  Our marketing plan includes attending trade shows and making private demonstrations, advertising and promotional materials, advertising campaigns in both print and broadcast media, cooperative marketing arrangements with the advertising industry, and other complimentary training/simulation and advertising/promotion-related operations.  We cannot give any assurance that these marketing efforts will be successful. If they are not, revenues may be insufficient to cover our fixed costs and we may not become profitable.

We do not expect to pay dividends for some time, if at all.

No dividends have been paid on the common stock.  We expect that any income received from operations will be devoted to our future operations and growth.  We do not expect to pay cash dividends in the near future.  Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

A majority of our shareholders can elect all of our directors. As a result, investors will have only a limited voice in determining our future.

There is no cumulative voting for the election of our directors.  As a result, the holders of a majority of our outstanding voting stock may elect all of our directors if they choose to do so, and the holders of the remaining shares will not be able to elect any directors.  However, the sales of common stock during 2006 have significantly diluted the ownership held by the officers and directors of the company.

Our business is subject to economic downturns to a greater extent than other companies' businesses might be.

Since we offer products and services that are generally considered discretionary, an economic downturn could have adverse consequences for us.

There is only a limited market for our shares. As a result, investors may find it difficult to sell any significant amounts of our stock.

While there is common stock that is "free trading," there is only a limited and relatively "thin" market for that common stock.  We cannot give any assurance that an active public market will develop or be sustained.  This means you might have difficulty liquidating your investment if that becomes necessary.

We may not have enough funding to complete our business plan.

We expect the major source of our operational funding over the next 36 months will be short-term, non-bank institution financing based on anticipated large military contracts.  We also intend to require substantial up-front payments in our contracts for delivery of training simulators and custom advertising/promotional virtual reality applications. However, we may need additional financing to fully implement our business plan.  We cannot give any assurance that this additional financing could be obtained on attractive terms, or at all. Lack of funding could force us to curtail substantially or cease our operations.

The market in which we compete is subject to rapid technological change. If we are unable to continue improving our products to meet competitive conditions our revenues may suffer.

Both virtual reality technology, and technologies in the training/simulation and advertising/promotion markets, changes rapidly, and our products and services, as well as the skills of our employees, could become obsolete quickly.  Our success will depend, in part, on our ability to improve our existing products and develop new products that address the increasingly sophisticated and varied needs of our current and prospective customers, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. Failure to continue improving our product lines could lead to lost revenue as customers selected more technologically advanced offerings from our competitors.

Trading in our common stock on the OTC Bulletin Board may be limited.

Our common stock trades on the OTC Bulletin Board.  The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than trading of securities listed on an exchange such as AMEX or NASDAQ Small Cap, we intend to try to list our shares on one of those exchanges in the future but that won’t be possible until we reach a certain size, and that could take several years.. However, we cannot give any assurance that an application for listing on either of such exchanges will be accepted.  As a result, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulations. These regulations could make it more difficult for you to sell shares you acquire in the offering.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks.  These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market.  These regulations also impose various sales practice requirements on broker-dealers.  The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

The exercise of options and warrants could depress our stock price and reduce your percentage of ownership.

In addition to the 750,000 warrants held by Dutchess and the 496,703 contested warrants held by Swartz, our directors and officers hold options to buy our shares, as indicated above.  In the future, we may grant more warrants or options under stock option plans or otherwise.  The exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding, or that may be granted in the future, will dilute the percentage ownership of our other shareholders.  The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock that will be outstanding after this offering.

Risks Related to This Offering

Future sales by our shareholders may reduce our stock price and make it more difficult for us to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock.  Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or even to sell these securities at all.  Of the 102,257,599 shares of common stock outstanding as of March 31, 2007, 21,438,061 shares of common stock held by existing shareholders are restricted securities and may be resold in the public market only if registered or pursuant to an exemption from registration.  Some of these shares may be resold under Rule 144. Immediately following the effective date of this prospectus, and not including the shares to be issued upon conversion of the convertible debentures, 80,819,538 shares of common stock would be freely tradable without restriction, unless held by our affiliates.

If all shares covered by this prospectus are resold in the public market, there will be an additional 26,428,571 shares of common stock outstanding.  The holders of our convertible debentures will be able to convert and sell at any time after the accompanying registration statement becomes effective, although amounts converted are limited to a percentage of prior period trading activity

The holders of the convertible debentures will be able to convert their debentures to shares of common stock at conversion values less than the then-prevailing market price of our common stock. As a result, the price of our common stock may decline as the debenture holders sell their shares.

The common stock we issue upon conversion of our convertible debentures will be issued at values at least 20 percent lower than the lowest closing bid price for our common stock during the 15 trading days before the date we get notice of a conversion.  These discounted conversion prices and sales could cause the price of our common stock to decline.

The selling shareholders intend to sell their shares of common stock in the market, and those sales may cause our stock price to decline.

The selling shareholders intend to sell in the public market the shares of common stock covered by this prospectus, which means that up to 44,512,312 shares of our common stock, the number of shares being registered in this offering, may be sold.  Those sales may cause our stock price to decline.

The price you pay in this offering will fluctuate.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTC Bulletin Board.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Selling Shareholders

The following table presents information regarding the selling shareholders.  None of the selling shareholders has held a position or office, or had any other material relationship, with us.

Selling Security Holder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Dutchess Private Equities Fund II, L.P. (1)	27,678,571	27.1%	26,428,571	1.2%
B. Fred Adam	449,640	0.4%	449,640	-
Robert Adam	449,640	0.4%	449,640	-
Bernard (Biff) Adam, III	604,320	0.6%	604,320	-
Albert Braden	250,000	0.2%	250,000	-
Philip Burns	1,515,152	1.5%	1,515,152	-

Donald Fincher	899,280	0.9%	899,280	-
Pearl Fincher	899,280	0.9%	899,280	-
Ira Hochroth	776,923	0.8%	776,923	-
Judy Holt	250,000	0.2%	250,000	-
Charles Jud	1,500,000	1.5%	1,500,000	-
Michael Jud	1,500,000	1.5%	1,500,000	-
Michael & Jerlyn Jud	750,000	0.7%	750,000	-
Gabrielle Lumi	375,000	0.4%	375,000	-
Arthur & Edith Luskin	803,030	0.8%	803,030	-
Douglas MacPherson	242,424	0.2%	242,424	-
Joanne MacPherson	121,212	0.1%	121,212	-
Tom Meneley	1,798,560	1.8%	1,798,560	-
Shelly Meyers	1,500,000	1.5%	1,500,000	-
Hall Whitley, III	899,280	0.9%	899,280	-
Jones & Cannon LLP	2,500,000	2.4%	2,500,000	-

(1) Includes 1,250,000 shares issuable on exercise of warrants and 26,428,571 shares issuable upon conversion of principal, interest and penalties on our convertible debentures.

(2) The number of shares beneficially owned by holders of our convertible  debentures is indeterminate as the conversion price of those debentures is based upon market price of the shares.  In computing the numbers of shares held prior to the offering by holders of convertible  debentures, we have assumed that the applicable conversion price will be $0.022, based on the price of our common stock on May 22, 2007.   The conversion price may be lower than that assumed price.  As a result, the numbers of shares shown in this table may not correspond to those shown under the caption "The Offering." Although we have included in the shares beneficially owned by Duchess before the offering all shares that Duchess has a right to acquire within 60 days, the terms of the underlying instruments preclude Dutchess from converting debentures or exercising warrants if the conversion or exercise would cause Duchess to own more than 4.99% of our outstanding common stock.

Michael A. Novielli and Douglas H. Leighton serve as directors of Dutchess Private Equities Fund Ltd.

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling security holders.

Capitalization

The following table shows our total capitalization as of September 30, 2006.

Common stock, $0.005 par value; 500,000,000 shares authorized, 102,257,599 issued and outstanding	$ 511,288
Additional paid-in capital	11,171,743
Accumulated deficit	(15,516,997)
Common stock committed for issuance	225,000 0
Total capitalization	($3,608,966)

Plan of Distribution

Registration Rights

We granted registration rights to Dutchess as the holders of our convertible  debentures for the shares they may receive if they convert the debentures.

The registration statement that includes this prospectus will register all of those shares when it becomes effective.  We will bear the cost of the registration.

Dutchess' Right to Indemnification

We have agreed to indemnify Dutchess (including its shareholders, officers, directors, employees, investors, and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with our registration rights agreement, other related agreements, or the registration statement.

Net Proceeds

We cannot predict the total amount of proceeds we will raise in this transaction. However, we expect to incur expenses of approximately $16,000 consisting primarily of professional fees incurred in connection with registering 34,883,741 shares in this offering.

Manner of Sale

The selling shareholders have each told us they intend to sell the common stock covered by this prospectus from time to time on the OTC Bulletin Board market, or in any other market where our shares of common stock are quoted. The selling shareholders, and any brokers, dealers, or agents that participate in the distribution of the common stock, may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions, or commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  We will inform the selling shareholders that any underwriters, brokers, dealers, or agents effecting transactions on behalf of the selling shareholders must be registered to sell securities in all 50 states.  In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses of the registration, offering, and sale of the shares of common stock to the public under this prospectus other than commissions, fees, and discounts of underwriters, brokers, dealers. and agents.  We have agreed to indemnify the selling shareholders and their controlling persons against certain liabilities, including liabilities under the Securities Act.  We estimate that the expenses of the offering to be borne by us will be approximately $16,000.  We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholders. We may, however, receive proceeds from the sale of common stock under the warrants.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus.  Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  We will advise the selling shareholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in the above Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Price Range of Common Stock

Our common stock is quoted under the symbol "VTSI" on the OTC Electronic Bulletin Board.  The following table sets forth the high and low bid prices for shares of our common stock for 2005, 2006 and the first and second quarters of 2006 through May 22, 2007, as reported by the OTC Electronic Bulletin Board. Quotations reflect inter dealer prices, without retail markup, mark down, or commission, and may not represent actual transactions.

YEAR	PERIOD	HIGH	LOW
2005
	First Quarter	0.43	0.22
	Second Quarter	0.30	0.13
	Third Quarter	0.24	0.11
	Fourth Quarter	0.20	0.10
2006
	First Quarter	0.15	0.08
	Second Quarter	0.10	0.03
	Third Quarter	0.08	0.02
	Fourth Quarter	0.12	0.03

2007	First Quarter	0.05	0.04
	Second Quarter (through 5/22/07	0.05	0.03

As of May 31, 2007, we had 102,257,599 shares of common stock outstanding, held by approximately 220 shareholders of record.

Penny Stock Regulations

Our common stock has always traded at a price less than $5 a share and is subject to the rules governing "penny stocks."

A "penny stock" is any stock that:

•

sells for less than $5 a share,

•

is not listed on an exchange or authorized for quotation on the NASDAQ Stock Market, and

•

is not a stock of a "substantial issuer."  VirTra Systems, Inc. is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

There are statutes and regulations of the Securities and Exchange Commission that impose strict requirements on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

•

that transactions in penny stocks are suitable for the person and

•

the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination.  The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise often delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

•

transactions not recommended by the broker-dealer,

•

sales to institutional accredited investors,

•

sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected 3 purchases of penny stocks with the broker-dealer on 3 different days involving three different issuers, and

•

transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document."  This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market.  The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction. Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Securities and Exchange Commission to abuses in the telemarketing of low-priced securities by "boiler shop" operators.  The scheme imposes market impediments on the sale and trading of penny stocks.  It limits a shareholder's ability to resell a penny stock.

Our common stock likely will continue to trade below $5 a share and be, for some time at least, be a "penny stock" subject to the trading market impediments described above.

Dividend Policy

We have never paid any dividends on our common stock.  We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not expect to pay any cash dividends to our shareholders in the foreseeable future.  The board of directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements, and other factors.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding our financial statements should be read in conjunction with the financial statements and notes to those financial statements.

The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding our financial statements should be read in conjunction with the financial statements and notes to those financial statements.

Overview

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system. We subsequently adopted our present name.

Prior to the merger of Ferris and GameCom, both companies had incurred substantial debt, much of which was eliminated in December of 2004 in a debt for equity conversion.  However, there can be no assurances that we will be able to successfully implement our expansion plans.  As we enter the training/simulation market, we face all of the risks, expenses, and difficulties frequently encountered in connection with the expansion and development of a new business, difficulties in maintaining delivery schedules if and when volume increases, the need to develop support arrangements for systems at widely-dispersed physical locations, and the need to control operating and general and administrative expenses.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures.  Actual results could differ from those estimates.

Revenue Recognition

Revenue from custom application contracts are recognized on a percentage-of-completion basis, measured by the percentage of costs incurred to date to total estimated costs for each contract.  Contract costs include all direct material and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.  General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.  An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed.  Billings in excess of costs and estimated earnings on uncompleted contracts represent amounts billed in excess of revenue recognized.

Stock-Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123R, which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. Under SFAS 123(R), stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee's or non-employee's service period, which is generally the vesting period of the equity grant. We estimate the fair value for  options and warrants at the date of grant using a Black-Scholes option pricing model.  This model requires us to make various assumptions, including

▪

the risk free interest rate

▪

dividend yield;

▪

expected volatility of the market price of our common stock; and

▪

expected life of the options and warrants.

These assumptions are highly subjective, and a change in one or more of those assumptions could have a material affect on the fair value estimates for options and warrants, resulting in significant changes in the compensation expense we record in relation to those options and warrants.

Results of Operations

Fiscal year ended December 31, 2006 compared to fiscal year ended December 31, 2005.

Total revenue for the year ended December 31, 2005 was $1,887,768, 93% above 2005 revenues of $977,358. Both the training/simulation and advertising/promotion sectors showed healthy growth.

	2006	2005	%
Training/Simulation	$ 1,279,654	$ 714,435	79.1
Advertising/Promotion	$ 545,216	$ 167,969	224.5

Cost of sales and services rose only $65,946, or less than 10%, to $729,322, for the year ended December 31, 2006, from $663,376 for the year ended December 31, 2005.  Component costs of the finished products were reduced through modifications to the software and optics employed in the IVR products.

General and administrative  grew $670,106 to $2,807,575, or 31.3%. During 2006, the company’s stock price significantly declined. We repay the principal amount on our convertible debentures by issuing stock to the lender. The lower stock price resulted in far more shares being converted in order to reduce the principal, with the result being that the company exhausted its authorized capital. Although we were successful in obtaining a vote of the shareholders to increase the authorized capital from 100,000,000 shares to 500,000,000 shares, there was nonetheless a period whereby we could not fulfill our contractual conversion commitments. Penalties from the lender totaled $601,239.

Other income and expense grew to $175,622 from a loss of $401,569 in 2005. The most significant changes from the prior year were in reduced interest expenses and a gain on the sale of real estate. Our interest expense and finance charges fell to $537,944 from $939,813 the prior year. Not only had we reduced the principal amount of our convertible debentures measurably (before the authorized capital was exhausted), the sale of the company’s office building in Phoenix, AZ resulted in a gain of $521,305. Virtra Systems also recorded a $212,782 gain on the forgiveness of debt income from the real estate sale, although we had a gain the prior year of $516,220 from the exchange of certain notes payable and obligations under product financing agreements.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Our revenues declined by 57% to $239,386 compared to the first quarter of 2006. The net loss from operations widened to $495,570 from $55,693. A $273,607 gain on the settlement of the lawsuit with Jones & Cannon, P.C. mitigated the losses somewhat. The net loss for the first quarter of 2007 grew 11% from the prior year period to $294,618.

Despite the presence of a backlog of orders, cash constraints have continued to hamper production. Many of the components required to assemble the systems have a long lead-time between ordering and delivery and our creditworthiness with vendors often requires prepayment. In addition, custom component development on three projects delayed billings, required additional labor and component expenses to complete, all of which diluted the efforts of our production staff from significant progress on working down the backlog of orders. The end result was a reduction in gross margin to 17.6% compared to the more customary 59% experienced in the same period a year ago, in spite of receiving a significantly greater number of project orders than ever before during the first quarter.

Our advertising and promotional sales activity continues to show promise with a second consecutive strong quarter.

General and administrative expense rose $152,087 in the first quarter compared to the same period last year. The biggest single item is a $135,000 provision for bad debt the company recorded on a receivable from ComCon Manufacturing Services, formerly known as Virtra Merger Corporation., which originated from assuming a debt they, or a related company, had to one of our shareholders. Salaries, wages, and payroll taxes rose $86,635 over the same period last year. The addition of a CFO represented approximately $32,000 of that. The Board of Directors is now compensated collectively at $40,000 per quarter whereas in the period a year ago, they were unpaid. The remainder is due to salary increments for existing staff. The Company maintains tight controls on personnel additions. VirTra has become less reliant upon outside consulting, legal, and other professional fees, showing a nearly $19,000 reduction compared to the same period last year. The sale of our Phoenix real estate last September manifested itself in over $13,000 less depreciation expense than in the first quarter of 2006.

Interest expense and finance charges fell to $75,468 for the quarter compared to last year’s $209,778. No charge was taken to amortize, and of the remaining debt discount and beneficial conversion feature as Dutchess Private Equities did not convert any shares in the first quarter of 2007. During the first quarter of 2006, those charges were $111,546.

Liquidity and Plan of Operations

As of March 31, 2007, our liquidity position remained extremely precarious. Though current liabilities declined slightly to $4,182,613 from $4,392,856, current assets declined as well as lower billings generated fewer customer receivables. Our working capital position has improved over 16% compared to the first quarter of 2006 but it remains negative and precarious. As of March 31, 2007, there was only $372,536 in current assets available to meet current liabilities.

Historically, we met our capital requirements by acquiring needed equipment under the Ferris non-cancelable leasing arrangements, through capital contributions, loans from principal shareholders and officers, certain private placement offerings, through our previous equity line financing with Dutchess Private Equities Fund, L.P., and through our current convertible debenture with Dutchess Private Equities Fund, L.P. and Dutchess Private Equities Fund II, L.P.

 For the three months ended March 31, 2007, our net loss was $(294,618). After taking into account the non-cash items included in that loss, our cash requirements for operations were $177,891, marginally changed from the $172,057 cash deficit from operations in the same period of the year before. Capital expenditures were only $2,250. The predominant source of cash to cover the operating deficit was the sale of approximately $278,000 in a private placement of restricted common stock.

As of March 31, 2007, we had $891,823 accrued for various payroll tax liabilities for prior periods. After our offer in compromise with the Internal Revenue Service was rejected as deficient last year, we received notice from the IRS of tax liens that had been filed that relate to these accrued amounts. We later negotiated a 120-day stand still agreement in November, 2006. That agreement expired before we could pay the amounts due and in March, 2007, we received new notices of intent to levy. We have engaged another law firm to negotiate a resolution with the Internal Revenue Service.

 The opinion of our independent auditor for the year ended December 31, 2006, expressed substantial doubt as to our ability to continue as a going concern. Despite expense reductions that we have implemented, we will need substantial additional capital or new lucrative custom application projects with deposits on account to become profitable. Management believes that a continuation of sales growth, purchase order financing to sustain the production and additional sales of common stock will carry us through the next twelve months.

Business

Business Overview

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  “Virtual reality” is a generic term associated with computer systems that create a real-time visual/audio/haptic (touch and feel) experience.  Virtual reality immerses participants into a three-dimensional real-time synthetic environment generated or controlled by one (or several) computer(s).

Since September 2001, when Ferris Production, Inc. merged with GamCom, Inc. to ultimately become VirTra Systems, Inc., we have directed our efforts away from the historical areas of application in the entertainment/amusement arenas of business and toward the “immersive virtual reality TM” line of products that are computer based and that allow participants to experience, view and manipulate graphical representations of physical reality. Stimulating the senses of sight, sound, touch, and smell simultaneously, our virtual reality devices envelop the participant in dynamic filmed or computer-generated imagery, and allow the participant to interact with what he or she sees using simple controls and body motions. Virtual reality products have traditionally employed head-mounted displays that combine high-resolution miniature image source monitors, wide field-of-view optics, and tracking sensors in a unit small and light enough to be worn on the head.  These products usually surround the participant with dynamic three-dimensional imagery, allowing the user to change perspective on the artificial scenes by simply moving his or her head.  Virtual reality devices have in the past been used primarily in connection with electronic games, as, by surrounding the player with the sights, sounds, and smells he or she would experience in the real world, play is made far more realistic than it would be if merely presented in a two-dimensional flat screen display. Our emphasis is on the advertising/promotion, and training/simulation markets.

In 2003, we made the strategic decision to take our 360-degree core technology from headset-based systems to larger, more complex projection-based systems.

We currently manufacture, market, and sell our immersive virtual reality products in two distinct markets: training/simulation and advertising/promotion.  Within the training and simulation market, we offer two different versions of our patent-pending IVR™ 360-degree high-definition firearms training simulators: the IVR HD™, launched in March of 2004, for use in marksmanship, conflict resolution, and situational awareness training of law enforcement and security officers, and the IVR 4G™, launched in December of 2004, for use in military firearms/marksmanship training, situational awareness, and “fourth-generation” squad-based training.

Within the advertising/promotion market, we market the patented Immersa-Dome® personal immersive virtual reality theater, featuring the sensations of sight, sound, touch, and smell, and our 3-D multisensory theater, a product offering customized three-dimensional projected content in high-definition, with multisensory effects, for multiple viewers.

We maintain our corporate office at 2500 CityWest Boulevard, Suite 300, Houston, Texas 77042, and our telephone number is (832) 242-1100.  We also maintain engineering, technical, and production offices, and a demonstration facility, at 1406 West 14th Street, Tempe, Arizona 85281, with a phone number of (480) 960-1488.

Entertainment/Amusement

The entertainment/amusement market was the original market for our products. Our “immersive virtual reality™” devices were designed to produce a highly-realistic experience at a significantly lower cost than traditional virtual reality technology.

Within the entertainment/amusement market, we installed and operated virtual reality entertainment centers known as “VR Zones” in over a dozen theme parks and high-traffic visitor locations, such as:

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Six Flags,

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Paramount Parks,

•

Busch Gardens, and

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Carnival Cruise Lines.

These VR Zones were equipped with systems we developed and manufactured, and were operated by our employees on a revenue-share basis with the theme park locations.  We sold our VR Zones and effectively left this market in the spring of 2003, in order to more fully focus on the advertising/promotional and training/simulation markets.

Advertising/Promotion

We entered the advertising/promotion market, our second, with our June 2000 “Drive With Confidence Tour™” for Buick, featuring a virtual reality “test-drive” of a Buick LeSabre with PGA professional Ben Crenshaw accompanying the participant. This project led us to additional projects within this market, such as:

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a virtual reality bi-plane experience for Red Baron® Pizza,.

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a virtual reality ski jump promotional program for Chevrolet in conjunction with its “Olympic Torch City Celebration Tour™,”

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an interactive promotional project for Shell Oil Product’s Pennzoil® division’s “Vroom Tour™”, which featured Jay Leno “inside” an automobile engine demonstrating how oil functions inside an automobile engine, and ended with the visitor driving Pennzoil’s Formula One car around the Las Vegas Motor Speedway at speeds in excess of 220 miles per hour,.

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a 50-seat, 3-D immersive theater for Red Baron® Pizza’s “3-D Flying Adventure™,” which featured special glasses, Dolby® 5.1 sound, and special effects that literally “jump” off the screen,

•

a virtual reality recruitment tool for the United States Army, in which participants “ride” in an Army Black Hawk helicopter performing an exciting rescue mission, and

•

a 3-D immersive theater project for Sea-Doo®, using our 3-D technology for 2-D to 3-D video conversion and 3-D computer animation, for 1) a motion simulator utilizing polarized glasses, 2) a theater-style presentation utilizing anaglyph (cyan-blue) glasses, and 3) a web-suitable version utilizing 3-D anaglyph glasses, all in connection with Bombardier's launch of its new 2004 Sea-Doo® 3D™ personal watercraft.

We made a strategic move from headset-based to projection-based technology in 2004, evidenced by the development and launch of our patented Immersa-Dome™, featuring a domed-shaped screen which surrounds the seated viewer and delivers a high-definition resolution virtual reality experience.

The May 3, 2004, launch of the Immersa-Dome product was rapidly followed by several new projects:

•

a mobile promotional experience for Buick's new Terraza™ and LaCrosse™ vehicles, using four Immersa-Dome units installed in two of Buick's event-marketing trailers. This was our second collaboration with Buick's event marketing agency, Momentum Detroit.

•

a sale of three Immersa-Domes to the United States Army Recruiting Command in Fort Knox, Kentucky, for installation in mobile recruiting trailers traveling the United States to major events, high schools, and universities in connection with the Army's recruiting efforts.

•

the installation of three Immersa-Domes at the new Red Baron® Museum in Marshall, Minnesota, providing the visual experience of flying an acrobatic bi-plane with the Red Baron® Pizza Squadron™ in an 180-degree multisensory experience.

2005 advertising/promotion projects included projects for both new and returning customers.  In addition, 2005 witnessed a new custom project that adapted our IVR™ product for use in the treatment of patients, and training of clinicians, for speech disorders.  This speech disorder project represented the application of our immersive virtual reality technology into a new market – medical treatment and training.

Returning customers during 2005 requested license renewals and/or upgrades of previous projects, including:

•

the Schwan Food Company’s renewal and upgrade of both its promotions for the Red Baron Pizza Squadron's 2005 air show season; renewal of the Red Baron Flight Club™ virtual reality experience, and integration of the Red Baron brand's 3-D Flying Adventure™, a 3-D multisensory theater promotion, inside of a new, standard 18-wheel trailer, and

•

Buick renewed and upgraded its Immersa-Dome® promotional experience for the 2006 Lucerne™ luxury sedan ,with new high-definition content featuring professional golfer Tiger Woods promoting Buick's new Lucerne automobile, which was installed into two themed trailers traveling throughout North America, stopping at Buick special events and selected PGA Tour events.

In addition, we received two new projects in 2005:

•

An Immersa-Dome® promotional tour for Pfizer Pharmaceuticals’ trade show activities, featuring three specially themed Immersa-Domes delivering customized promotional content describing newly-developed drugs, and

•

the sale of a specially-modified IVR 180 to Case Western Reserve University’s speech pathology department, for researching the efficacy of virtual reality to treat patients for, and educate clinicians in, diagnoses of speech disorders.

We believe that as data the Case Western Reserve University project is gathered and analyzed there may be opportunities for sale of units embodying the modified technology to others.

A civilian contractor for the United States Navy acquired several of  our Immersa-domes with verbal commitments of further orders in the future.  We also completed a project for an advertising agency customer for a 3-D promotion for their high profile advertising client.

Training/Simulation

Since introducing we unveiled our IVR™ line of projection-based training simulators for judgmental use-of-force, situational awareness, combat-readiness, and tactical judgment objectives three years ago we have improved upon the tracking and projection technology and refined its software applications to function faster with less expensive hardware thus decreasing hardware casts and improving user functionality.  The two IVR product lines provide the law enforcement, military, and security markets with 360-degree immersive training environments.

We completed our IVR HD™ series, designed primarily for law enforcement objectives, in January of 2004. Our military-oriented IVR 4G™ system, designed to train soldiers for “fourth generation” warfare, was debuted at the Interservice/Industry Training and Simulation Education Conference (I/ITSEC) trade show  in Orlando, Florida in December of 2004.  “ Fourth generation” warfare, according to the October, 1988 Marine Corps Gazette, is characterized by transnational groups without territorially-based armies, engaging in highly irregular practices such as guerilla warfare, terrorist tactics, and low-intensity, close quarter conflict, enabling groups that are weaker militarily to defeat larger, stronger forces. Fourth-generation battlefields may include the whole of the enemy's society, where small, well-trained, highly maneuverable forces may tend to dominate.

In 2005, the installation base of our IVR HD and IVR 4G models grew both internationally and domestically, as we gained new military and law enforcement customers.  We sold or installed IVR HD law enforcement simulators to law enforcement agencies in Washington County, Utah; Manistee, Michigan; Duluth, Georgia; and Charleston, South Carolina.  In addition, our IVR 4G military version simulators were sold or installed, both domestically and abroad, at MacDill AFB, Florida: Fort Hood, Texas; and at two Mexican locations. We announced our initial sale in this market in September of 2003, and, as of March 31, 2007, we had sold  to

•

all of the armed services of the United States except the Coast Guard,

•

a classified Department of Defense customer,

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the United States Marshall Service,

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the Department of Homeland Security,

•

domestic law enforcement agencies, and

•

state police and security organizations in Mexico.

•

numerous Law enforcement training centers.

Virtual Reality Products

Our “immersive virtual reality™” products include training/simulation products and advertising/promotional products.

Training/Simulation Products

The IVR HD™ and IVR 4G™ series, designed for law enforcement and military use, respectively, are projection-based, multi-screened, high-definition resolution, combat-readiness and judgmental use-of-force firearms training simulators.  The IVR™ series simulators use company-produced high-definition filmed content as well as our Hybrid-CGI™ content.  Our Hybrid-CGI software combines film content with computer-generated images, allowing users to create their own customized 360-degree training scenarios by combining “green-screen” video, panoramic photorealistic images, computer-generated images, and 3-D sound.  “Green-screen” filming is the technique of filming actors and other visual elements in the foreground against an evenly-colored green background, and subsequently extracting the actors and other visual elements and placing them onto a new panoramic background specifically suited to the user’s needs and locale.

The IVR systems use off-the-shelf computer equipment, extremely-accurate laser-based weapons tracking, 360-degree video and audio, and ultra-high resolution interactive graphics. The systems deliver both photorealistic and computer-generated imagery -based video for training scenarios. The systems support one to six users, and have the option to be reconfigured into a 20-lane, military-approved, virtual “shooting range” for realistic marksmanship training.

Trainees step into the simulator, and then interact with a training scenario selected by the instructor, using their weapon of choice. The training scenarios teach combat-readiness, situational awareness, fourth-generation warfare tactics, and judgmental use-of-force with both lethal and non-lethal weapons currently used by military, law enforcement, and security agencies.

The IVR 4G military series of simulator products are offered in four different configurations. We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

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the IVR 4G-base™ is a single-screen model, and its compact size offers portability and supports one to four trainees – price: custom model, price feature dependant.

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the IVR 4G-180™ offers an 180-degree field-of-view for more realistic combat training and marksmanship. It supports one to four trainees – price: $116,950 each.

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the IVR 4G-300™ delivers 300-degree field-of-view for more realistic combat scenarios and marksmanship training, and supports one to five trainees – price: $136,950 each.

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the IVR 4G-360™ offers a 360-degree field-of-view for combat and marksmanship training, and supports one to six trainees – price: custom model, price feature dependant.

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The IVR HD law enforcement series is offered in four different configurations.  We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

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the IVR  HD-base™ is a single-screen model, offering portability, and supports one to four trainees – price: $39,950 each.

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the IVR  HD-180™ offers an 180-degree field-of-view for more realistic training and target tracking. It supports one to four trainees – price: $89,950 each.

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the IVR HD-300™ delivers 300-degree use-of-force scenarios, and supports one to five trainees – price: $104,950 each.

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the IVR-360™ HD offers 360-degree firearms training, and supports one to six trainees – price: custom model, price feature dependant.

We have begun penetrated the market with contracted sales to foreign and domestic law enforcement agencies ($378,004 and $298,500, respectively), the U.S. Air Force ($526,628), the U.S. Army ($365,769), the U.S. Navy ($161,850), the U.S. Marines (approximately $500,000), and  classified agencies within the U.S. Department of Defense ($455,261).  Not all of these contracted sales have yet been booked as accounting revenue, as the income has not been fully earned.  Thirty-one  of these  simulator units have been fully installed, twenty-nine have been shipped, are awaiting delivery, or are in various stages of production and contracting.   We cannot give assurance that interest in these simulators will be long-lived, that funds will be budgeted to acquire more of our products for that purpose, or that we will be selected to supply additional training simulators. In addition, it is not uncommon for expected contracts for which we have incurred significant marketing costs to be delayed until the required funds have been appropriated.  Delays in funding can severely reduce our ability to meet our obligations as they come due.

Except for large multi-system sales, generally sales in the training/simulation market are not made from a centralized procurement agency providing for long-term commitments.  In most cases, the chief training officer of a local law enforcement agency or military base makes the decision to purchase these simulators, obtains required approval from his or her “chain of command,” and, when budgeted funds become available, sends us a purchase order for the required number of units.  Generally, these simulators do not require long lead-times to produce, and are delivered relatively shortly after receipt of the purchase orders.  For these reasons, we often experience large fluctuations in our revenue from quarter to quarter, and the concepts of firm committed contracts and back-log have little relevance in this market.

We also have developed and market proprietary training accessories for use with both our IVR product lines, as well as those manufactured by third-parties:

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the wireless Threat-Fire™ belt permits the simulator's instructor to deliver an electric "stun" to the trainee, simulating the sensation of being shot, thus enhancing the multi-directional experience of our IVR simulators by increasing the seriousness and stress of training scenarios – price: $2,500 each.

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our Hybrid-CGI™ scenario creation software integrates "green-screen" video, panoramic photorealistic images, computer-generated images, and 3-D sound, decreasing both cost and time of scenario production.    Our Hybrid-CGI software offers the end-user more custom scenario options than traditional scenario production methods and other forms of training software – price: custom product, price feature dependant.

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a wireless/tetherless “drop-in” recoil conversion kit, which transforms a live weapon into an accurate and safe training weapon. It features 1) a laser-based tracking mechanism, 2) self-contained, tetherless pneumatic recoil, and 3) instructor-controlled weapon “malfunction” capability to simulate a jammed weapon in the field. The system provides no possibility of chambering a live bullet while in training mode – M-16 version price: $5,280 each, otherwise, custom product, price feature dependant.  .

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laser-based pneumatic recoil conversion kits for most military and law enforcement handguns, assault rifles, and shotguns – price range: $3,500 to $5,350 each .

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less-lethal, laser-based training tools, including Taser® (price: $3,850 each) and canister OC pepper spray (price: $2,100 each).

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TMaR (Trainee Monitor and Recording) debriefing product, which records and plays back the trainee’s actions in the simulator, allowing systematic review of the trainee’s performance – price: $5,250 each).

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Wireless/tetherless handgun training conversion "drop-in" recoil kits, which transform a handgun into a safe training weapon, allowing modifications of the trainee's sidearm for training in our IVR simulators.

Advertising/Promotional Products

We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

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the Immersa-Dome™ is a patented projection-based virtual reality system, which uses a domed-shaped screen to surround the viewer. The Immersa-Dome offers photorealistic environments with 180-degree field-of-view and high-definition resolution. The system is composed of the dome’s base, the viewer’s seat, and a separate projector/mirror stand – price: $25,000 each.

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the 3-D Multisensory Theater™ is a portable-seat, high-capacity (50-100 viewers) 3-D theater with special effects packages, including fog, wind, and simulated lighting, among others. This theater system features 3-D, high-resolution imagery on a large projected screen. Participants wear polarized glasses, which facilitate 3-D depth in the screen images. This system also features time-triggered smells, wind simulation, and a Dolby® 5.1 sound system. The 3-D Multisensory Theater uses a silver screen and two projectors. Three-dimensional filming techniques are used and processed to finalize the 3-D experience. Computer-generated 3-D imagery is an alternative development method to 3-D filming – price: custom product, price feature dependant.

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the 360-degree headset-based virtual reality system delivers photorealistic content. In addition, the user, while seated, is tracked in 360 degrees. The multisensory system incorporates off-the-shelf computer equipment, gyroscopic head-tracking, stereo sound, wind simulation, and smell. The system comes standard for one user – price: $21,000 each.

Dependence on Limited Number of Customers

Because we have a small revenue base, each order for training/simulation or advertising/promotional products is likely to represent a significant part of our revenue for a particular year. The success of our training/simulation business is heavily dependent upon continued purchases of these products by domestic military and law enforcement agencies. No single customer accounted for as much as 10% of revenue in 2006. Since, except for large, multi-system sales, the decision to purchase our training/simulation units is generally made locally by a particular chief training officer, a determination by a particular training officer not to purchase our training/simulation products would have less impact than if decisions on such purchases were made centrally.

Competition

Competition within each of our markets is intense.

There are several large competitors in the general field of high-tech simulation including, for example, L3 Communications, Inc., a company reportedly doing in excess of $5 billion in annual business with the United States government in this market. L3 has so far focused on other types of simulators (such as aircraft motion simulators) and to-date we have never directly competed against L3, and may never compete with them regarding our IVR simulators. Other companies have made essentially the same single-screen style simulator for the past 15 years or longer.

As our virtual reality experiences are usually custom applications, and we deal primarily with advertising agencies, or directly with the client, it is difficult to quantify the competition.  Sometimes companies are able to penetrate one or two particular high-tech promotions.  With over 12 years in the marketplace, we currently are not aware of any other virtual reality-based advertising/promotion company with products similar to ours.

In late 2005, we began collaborating with the Case Western Reserve University on a project that engaged our Immersa-Dome technology to use virtual reality in speech pathology training; both for aspiring clinicians and as a treatment modality as well. We delivered such a unit in 2006. With success, this could be a new market segment the company can penetrate.

Some general competitors within the virtual reality industry that promote substitute and similar technologies are as follows:

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Advanced Interactive Systems, Inc. (“AIS”)--has been a provider of interactive simulation systems designed to provide training for law enforcement, military, and security agencies since 1993. Its line of products uses primarily video production in judgmental training scenarios. AIS also markets to anti-terrorist and other special application training facilities for military and special operations groups. Its systems have historically used only single screen technology.

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Cubic Defense Applications–performing in a wide range of industries, including military simulation, Cubic currently produces a product (EST-2000) which was developed several years ago as mainly a marksmanship training system, with limited immersive combat training capabilities. Due to its size and corporate strength, Cubic could become a formidable competitor if it chose to focus on firearms training.

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Firearms Training Systems, Inc. (“FATS”)--claims to have over 4,000 training systems installed worldwide by military, law enforcement, and commercial customers. FATS is a full service training/simulation company that also uses video scenarios with single-screen technology. .  FATS also produces other types of simulators and recoil weapons.  AIS, Cubic and FATS products are similar in many respects, although FATS has been in the market longer.

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IES Interactive Training, Inc. (IES)--a supplier of basic simulation equipment to law enforcement. Having fielded several hundred single screen systems in the law enforcement marketplace, it is primarily focused in that area.

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Straylight--has focused on the use of virtual reality in the promotions and conventions market.  .

Our recent patent applications may hamper or halt potential plans by our competitors to enter the multi-screen simulator industry to compete with our IVR simulator.

The above ~~s~~ummaries of competition are by no means exhaustive, since these industries are fluid and, at times, rapidly~~-~~ expanding.

Marketing

Marketing within the training/simulation market is conducted primarily through trade shows, trade journal advertisements, search engine strategies, and one-on-one demonstrations.  We  completed and publicly unveiled the IVR HD™ series of law enforcement-focused advanced training simulators at the Trexpo West trade show in March of 2004, and we publicly unveiled the military-oriented IVR 4G™ fourth generation warfare simulators at the I/ITSEC trade show in December of 2004.  We have demonstrated the IVR simulators to high-level officers in the United States military, the Department of Defense, as well as to municipal, state, and federal agencies both domestically and internationally.

Marketing within the advertising/promotional market is conducted primarily by web-based search engine strategies and by the face-to-face sales efforts of our vice-president of advertising and promotion.  Our Immersa-Dome demonstration unit uses high-definition content from our projects for Pennzoil, Buick, Red Baron® Pizza, Chevrolet, and the U.S. Army.  Marketing within this industry is conducted primarily by one-on-one appointments and demonstrations of our technology to agencies and qualified corporations.  We also attend industry tradeshows to generate leads and to garner further market exposure.

Employees

At June 3, 2007, we employed 15 people. None of our employees are members of a union, and we consider relations with our employees to be satisfactory.

Trademarks/Patents

We have obtained a patent for our Universe Control Board™, and have federally registered various trademarks, including Immersa-Dome®.  We have also filed for federal registration of our “Immersive Virtual Reality™” and “IVR™” trademarks.

In 2004, we applied for a patent on our IVR™ series of advanced training simulators, seeking a patent for our “multiple screen simulation system and method for situational response training.”

On May 3, 2004, we announced that we had obtained an exclusive license to the patented technology behind the Immersa-Dome.

On December 3, 2004, in advance of industry demonstration at the industry-leading Interservice/Industry Training and Simulation Education Conference in Orlando, Florida, we submitted three separate provisional patent applications for innovations in the field of firearms training.  These included:

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The Threat-Fire Belt, which permits the simulator's instructor to deliver an electric "stun" to the trainee, simulating the sensation of being shot, thus enhancing the multi-directional experience associated with our IVR simulators.

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The Hybrid-CGI software which integrates "green-screen" video, panoramic images, computer-generated images, and 3-D sound.  “Green-screen” filming is the technique of filming actors and other visual elements in the foreground against an evenly-colored green background, and subsequently extracting the actors and other visual elements and placing them onto a new panoramic background specifically suited to the user’s needs and locale. Hybrid-CGI software decreases both cost and time of scenario production, and provides more scenario options to the end user than traditional production methods.

In late 2005 we upgraded these two provisional patent applications to full patent applications, and we are currently awaiting patent office action.

There can be no assurance that patents or trademarks will issue on these applications, or that, if issued, they will be sufficiently broad to provide meaningful protection.

Research and Development

Because of the constant rapid changes in technology in our business, we must carry on research and development on a continuing basis in order to remain competitive. During the years ended December 31, 2006 and 2005, we spent $59,950 and $65,408, respectively, on research and development activities.

Property

Our executive offices occupy 600 square feet of leased space at 2500 CityWest Blvd, Houston, Texas.  Our monthly rent is $2,300.

Our production offices are located in an 8,000 square foot leased facility at 1406 W. 14th St. in Tempe, Arizona. Rental on that facility is $7,611 per month.

We believe that both facilities are suitable and adequate for all uses of them at the present time.

Management

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person, and the date such person became our director or executive officer.

Name	Age	Positions	Date became director or executive officer
Perry V. Dalby	63	Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors	June 20, 2006
Bob Ferris	36	President and Director	September 21, 2001
H. Frank Stanley	43	Director	July 28,2006

The members of our board of directors are elected annually and hold office until their successors are elected and qualified.  Our officers are chosen by and serve at the pleasure of its board of directors.  Some of the officers and directors have positions of responsibility with other businesses and will devote only such time as they believe necessary on our business.

There are no family relationships between any of the directors and executive officers.  There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

We do not have a separate audit committee.

Major General Perry V. Dalby (retired) has served on our advisory board of directors since January of 2005.  In December of 2000, General Dalby assumed command of the 75th Division (training support), and mobilized the division in support of the global war on terrorism in January, 2003.  Previously, in 1983, General Dalby was assigned to the 75th Maneuver Area Command, and subsequently assumed command as chief of the Battle Simulation Center, Combat Arms Branch, and as the assistant deputy commander for the 75th Division (Exercise).  General Dalby retired from the U.S. Army in May of 2004.  General Dalby’s 37 years of military service were highlighted by the Distinguished Service Medal, Legion of Merit, Distinguished Flying Cross, Bronze Star (two clusters), and the Purple Heart.

Bob Ferris became our president in September of 2001.  He previously had been the president of the former Ferris Productions, Inc. since he founded that company in 1993.  Mr. Ferris attended the United States Air Force Academy with a major in management.  He received a degree in systems engineering from the University of Arizona.

H. Frank Stanley retired as a major in military intelligence from the U.S. Army after serving for over 20 years. His military experiences range from instruction and leadership in special operation tactics to weapons training. Stanley's military duties have taken him from service in the United States to Bosnia and Iraq. Most recently, he served in Baghdad, Iraq, as the Army's chief of intelligence leading the War Crimes Investigations Team, hunting Iraq's 52 most-wanted war criminals. Mr. Stanley is presently a real estate development executive with Cushman & Wakefield in Houston.

Thomas J. Cloud was appointed as a director on December 19, 2006. Mr. Cloud has served as President, CEO, and Director, of Supreme Holdings, Inc. since May of 2002.  Supreme Holdings, Inc. provides professional business services and solutions primarily to small and medium-sized businesses.  Its shares are traded on the NASDAQ Bulletin Board under the symbol SUHO.  From 1997 to 2001, Mr. Cloud served as founder, President and CEO of Oxford Financial Group, a boutique stock brokerage firm with headquarters in Houston, Texas.  He holds a BA in Public Speaking and Debate from South Texas State University

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law.  In addition, our bylaws provide that we must indemnify and advance or reimburse reasonable expenses incurred by our directors, officers, employees, or agents, to the fullest extent that we may grant indemnification to a director under the Texas Business Corporations Act, and may indemnify the persons above to such further extent as permitted by law.  Insofar as these provisions permit indemnification for liabilities arising under the Securities Act of 1933 to our directors, officers, and controlling persons, or insofar as indemnification under that Act is otherwise permitted, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Significant Employees

In addition to the officers and directors identified above, the following employees play a significant role in our operations.

Tom Milks, age 44, joined VirTra Systems in August of 2002, and currently serves as our vice-president of advertising and promotion sales, and is responsible for sales and marketing of the company’s promotional virtual reality products.  Before joining our company, he was hired in 2000 as the Western United States regional manager for BitFlash, a graphic technology company, based in Ottawa, Ontario, Canada. Previously, Mr. Milks ran the North American operations office of Virtuality, a virtual reality company.

Steve Haag, age 47, joined VirTra Systems in 2000, and currently serves as our vice-president of investor relations. Before joining our company, he was employed from 1999 until 2000 as vice-president of business development and web services at Connect Computer Group, Inc., which was largely responsible for the development of our kiosk and computer systems. Mr. Haag received his bachelors degree in psychology, with a minor in organizational behavior, from Webster University in 1993, and his masters degree in education from the University of Missouri-St. Louis in 1995.

Matt Burlend, age 32, joined VirTra Systems (then Ferris Productions) in 1999, and currently serves as vice-president of production and senior engineer, currently responsible for hardware design and manufacture of the company’s training and promotional products.  Prior to his employment with the former Ferris Productions and VirTra Systems, Mr. Burlend was employed from 1996 until 1999 at Panduit Corporation, a designer of automated production equipment, as a machine design engineer responsible for design of automated cable-tie machinery.  Mr. Burlend holds a mechanical engineering degree from Olivet Nazarene University.

Executive Compensation

Summary Compensation Table

This summary compensation table shows certain compensation information for services rendered in all capacities during each of the last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Perry V. Dalby, CEO	2006	87,500	-	-	5,000	-	-	-	92,500
	2005	-	-	-	-	-	-	-	-
L. Kelly Jones, former CEO	2006	60,000	-	-	-	-	-	-	60,000
	2005	180,000	-	-	-	-	-	-	180,000
Robert L. Ferris, President	2006	80,000	-	-	-	-	-	-	80,000
	2005	120,000	-	-	-	-	-	-	120,000

Major General Perry V. Dalby Employment Agreement

We have an employment agreement with General Dalby which expires in June of 2008. Under that employment agreement General Dalby is entitled to a salary of $150,000 per year, and to receive compensation of $10,000 per quarter while a member of the Board of Directors. Both the salary and the compensation for serving as a director may be paid in stock, cash or stock options. In addition to the salary and director's fees provided for in the agreement, if we report a profitable year of at least $100,000 in net profit, the General is to receive 7.5% of net profit in the form of cash or stock. Further, he is entitled to stock options under which he may purchase up to 2,000,000 shares of our common stock at a price of $0.035 per share upon achievement of the following goals:

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500,000 shares if our stock price averages $.10 or higher for one quarter

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an additional 500,000 shares if the stock price averages $.25 or higher for one quarter

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an additional 500,000 shares if the stock price averages $.50 or higher for one quarter, and

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an additional 500,000 shares if the stock price averages $1 or higher for one quarter.

 2000 Incentive Stock Option Plan

In February, 2000, the board of directors adopted, and a majority of the shareholders approved, our 2000 Incentive Stock Option Plan, subject to approval of shareholders at the next annual meeting. The purpose of the plan is to enable us to attract, retain and motivate key employees who are important to the success and growth of our business, and to create a long-term mutuality of interest between our shareholders and those key employees by granting them options to purchase our common stock. Options granted under the plan may be either incentive stock options or non-statutory options. The plan is to be administered either directly by the board, or by a committee consisting of two or more outside directors (the "Committee"). Under the plan, options may be granted to our key employees. The option price is to be fixed by the Committee at the time the option is granted. If the option is intended to be an incentive stock option, the purchase price is to be not less than 100% of the fair market value of the common stock at the time the option is granted, or, if the person to whom the option is granted is the owner of 10% or more of our common stock, 110% of such fair market value. The Committee is to specify when and on what terms the options granted to key employees are to become exercisable. However, no option may be exercisable after the expiration of ten years from the date of grant or five years from the date of grant in the case of incentive stock options granted to a holder of ten percent or more of our common stock. In the case of incentive stock options, the aggregate fair market value of the shares with respect to which the options are exercisable for the first time during any calendar year may not exceed $100,000 unless this limitation has ceased to be in effect under Section 422 of the Internal Revenue code. If there is a change of control of our company, all outstanding options become immediately exercisable in full. In the event of an employee's death, or following the employee's retirement at or after age 65 or before age 65 with the consent of the Committee, outstanding options may be exercised for a period of one year from the applicable date of death or retirement. If the employee's employment is terminated for reasons other than death or retirement, the options remain exercisable for a period of three months after such termination unless termination was for cause, in which case all outstanding options are immediately canceled. 1,500,000 shares of common stock have been initially authorized for issuance under the plan. Under the plan, eligible individuals may, at the discretion of the Committee, be granted options to purchase shares of common stock. However, no eligible individuals may be granted options for more than 500,000 shares in any calendar year.  The option price and number of shares covered by an option will be adjusted proportionately in the event of a stock split, stock dividend, etc., and the Committee is authorized to make other adjustments to take into consideration any other event which it determines to be appropriate to avoid distortion of the operation of the plan. In the event of a merger or consolidation, option holders will be entitled to acquire the number and class of shares of the surviving corporation which they would have been entitled to receive after the merger or consolidation if they had been the holders of the number of shares covered by the options. If we are not the surviving entity in a merger and consolidation, the Committee may in its discretion terminate all outstanding options, and in that event option holders will have 20 days from the time they received notice of termination to exercise all their outstanding options. The plan terminates ten years from its effective date unless terminated earlier by the board of directors or the shareholders. Proceeds of the sale of shares subject to options under the plan are to be added to our general funds and used for its general corporate purposes.

On September 21, 2001, our shareholders approved the 2000 Incentive Stock Option Plan, and increased the shares authorized for the plan from 1,500,000 to 6,000,000.

In May of 2002, options for 150,000 shares under the plan, at an option price of $0.21, were granted to our corporate secretary and our then-current vice-president of operations. The former vice-president of operations has exercised his options.

In February of 2005, options for 1,700,000 shares under the plan, at an option price of $0.30, were granted to our vice-president of production and senior engineer; our vice-president of advertising/promotion; our vice-president of investor relations; our director of training; our corporate secretary; our senior engineer; our senior graphics designer; our videographer; and our graphic artist.

There were no stock options issued in 2006.

The following table shows certain information concerning equity awards which were outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)	(#)	(#)	(#)	($)	(f)	(#)	($)	(#)	(#)
	Exercisable	Unexercisable	(d)	(e)		(g)	(h)	(i)	(j)
	(b)	(c)
Perry V. Dalby, CEO	1,000,000	2,000,000		0.035	2011	-	-	-	-
Robert L. Ferris, President	2,000,000		-	0.310	2009	-		-	-
L. Kelly Jones, former CEO	3,000,000	1,000,000	-	0.310	2009			-	-

Compensation of Directors

Members of the Board of Directors are paid $10,000 per quarter, payable in common stock of the company.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive	Non-Qualified Deferred Compensation Earnings	All	Total ($)
(a)	($)	(c)	(d)	Plan Compensation	($)	Other Compensation ($)	(j)
	(b)			($)	(f)	(g)
				(e)
Perry V. Dalby	7,500	20,000	-	-	-	-	27,500
Michael Kitchen		23,330	-	-	-	-	23,330
H. Frank Stanley		23,330	-	-	-	-	23,330
Thomas Cloud		3,333	-	-	-	-	3,333

General Dalby's cash compensation was for his period as an advisory director, and prior to his appointment as CEO.

Principal Shareholders

The following table shows, as of May 31, 2007, information about equity securities we believe to be owned of record or beneficially by

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each of our directors;

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each person who owns beneficially more than 5% of any class of our outstanding equity securities; and

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all of our directors and executive officers as a group.

Shareholder’s Name and Address	Number of Shares Owned	Percent
L. Kelly Jones 440 North Center Arlington, Texas 76011	7,088,752 (5)	7.1% (1)
Bob Ferris 1941 South Brighton Circle Mesa, Arizona 85208	7,860,240 (2)	7.9% (1)
L. Andrew Wells 1011 Compass Cove Circle Spring, Texas 77379	5,530,120(4)	5.6% (1)
Perry V. Dalby 1400 N Loop 121 Belton, Texas 76513	4,000,000 (3)	4.0% (1)

all officers and directors as a group (4 persons)	11,860,240	11.5% (1)

(1)

based on 96,972,540 shares outstanding, fully diluted to 105,772,540 if all options exercised

(2)

Includes options for 2,800,000 shares exercisable within sixty days

(3)

Includes options for 3,000,000 shares exercisable within sixty days

(4)

Includes 2,000,000 shares owed for consulting services rendered, but yet to be distributed

(5)

includes incentive conditional options to purchase 3,000,000 shares of our common stock for $930,000, which are exercisable within 60 days.

The beneficial owners of securities listed above have sole investment and voting power with respect to such shares.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

Certain Transactions

Mr. Ferris, our president, is the owner of Ferris Holdings, L.L.C., which was the landlord on the lease for our engineering, technical, and production facilities in Phoenix, Arizona.  On December 31, 2004, we adopted FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities (Revised)”.  This accounting change added assets and liabilities to the balance sheet as of that date resulting from the consolidation of Ferris Holdings, L.L.C., into our financial statements.  Ferris Holdings, L.L.C. is an entity 100% owned by Mr. Ferris, and the entity’s only asset is the land and building in Phoenix, Arizona, which we currently lease,  Since we also guarantee the debt related to this property, we have an implicit variable interest in this entity.  This accounting change resulted in $827,263 of additional property and equipment, net of accumulated depreciation, a $67,885 reduction in note receivable from a related party, and $805,856 of additional notes payable, but did not require an adjustment to earnings and is not expected to affect future earnings or cash flows.  The accounting change did result in a loss of $(46,478), which is reported as a “Cumulative effect of accounting change” in the accompanying statement of operations.  On September 15, 2006, the building was sold and Virtra was released from the lease without penalty. The company now leases space from an unrelated third party.

In December, 1997, we agreed to redeem at par value an aggregate of 1,505,399 shares of the common stock held by the ten former shareholders of First Brewery of Dallas, Inc., a company we acquired in April, 1997.  The aggregate redemption price was $7,527.02.  That redemption was to have occurred no later than March 31, 1998.  However, we did not have sufficient funds to honor this commitment and are currently in default under the agreement as to a few of these shareholders.  Mr. Jones and Ms. Biggs were among those whose shares were to have been redeemed.  In February, 2000, we and Mr. Jones agreed that the shares that were to have been redeemed from Mr. Jones would not be redeemed.  In September of 2004, we and Ms. Biggs agreed that the shares that were to have been redeemed from Ms. Biggs would not be redeemed.  In February, 2002, we completed the redemption of 287,531 of these shares from one shareholder, and those shares when received were canceled.  In December, 2004, and January, 2005, we completed the redemption of 67,743 and 34,624 of these shares from two shareholders.  Demand has been made upon the remaining four shareholders for 371,834 shares.

During the period from July, 1997 through May, 1998 Mr. Jones, our chairman of the board and chief executive officer, lent us an aggregate of $90,000 for use as operating capital.  Of this amount, $65,000 was subsequently eliminated when Mr. Jones accepted in full satisfaction of that debt certain equipment securing bank debt which Mr. Jones had guaranteed, leaving a balance of $25,000.00.  This indebtedness was evidenced by an unsecured demand promissory note at an annual interest rate of 12 % per annum.  During the period from November, 2000 through December, 2001, Mr. Jones lent us an aggregate of $81,000 for use as operating capital, for a total indebtedness of $106,000.  This $81,000 indebtedness was evidenced by unsecured promissory notes without interest.  All of this indebtedness was converted to 151,200 common shares, contractually “locked up” until as long as June of 2006, as part of our debt conversion plan approved on December 13, 2004.

Legal Proceedings

On May 13, 2004, suit was filed against us in the federal district court of South Carolina, in cause number 04CP402455, styled Garland and Leota Slagle v. VirTra Systems, Inc., seeking payment of the principal sum of $90,000, plus accrued interest, in equipment leases allegedly entered into by the Slagles with the former Ferris Productions, Inc. in 2001. We have contested the allegations.  In May of 2006, judgment was awarded to the plaintiff in the amount of $116,005. At present this liability remains unpaid and is accruing interest at the rate of 8% per annum.

On December 30, 2004, suit was filed against us in the federal district court of North Carolina, in cause number 4:04-CV-199-H2, styled Edward and Linda Strickland v. VirTra Systems, Inc., seeking payment in the principal sum of $72,000, plus accrued interest, in equipment leases allegedly entered into by Mr. Strickland with the former Ferris Productions, Inc. 2001.  We contested the allegations.  In February of 2006, we entered into an agreed judgment in the amount of $85,000, with a contractual provision in the judgment that there would be no collection activity on the judgment prior to February of 2007.  On March 12, 2007 we received notice from counsel for the plaintiffs that  they will within 30 days begin post-judgment discovery. The company believes that adequate accruals have been made on the books.

Description of Securities

Our articles of incorporation authorize us to issue 500 million shares of common stock, of a par value of $.005 per share, and 2,000,000 shares of preferred stock, par value $0.005 per share.  As of  May 31 2007, there were issued and outstanding 102,257,599 shares of common stock; no preferred stock had been issued.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in any dividends that may be declared, from time to time by the board of directors in its discretion, from funds legally available for dividends.  If we are liquidated, dissolved or wound up, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions for the common stock.

Our common stock is covered by the Securities and Exchange Commission's penny stock rules.  These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale.  The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market.  It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock with such voting rights, designations, preferences, limitations, and relative rights as the board of directors may determine.  Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal.  In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

We believe the preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise.  Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders' meeting.  The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by shareholders, unless action by shareholders is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Warrants

There are outstanding warrants in favor of Dutchess to purchase 1,250,000 shares of our common stock. The warrants for 500,000 shares have a strike price of $0.19 per share, warrants for 750,000 shares have a strike price of $0.33 per share. The warrants for 750,000 shares were issued to the debenture holders on February 25, 2005, and they expire on February 25, 2008.  The warrants for 500,000 shares were issued to the debenture holder on August 1, 2005, and they expire on August 1, 2008.

We also have outstanding 496,703 warrants, issued to Swartz Private Equity L. P. in connection with an earlier equity line having terms as follows:

•

245,000 shares at $0.625 per share expiring April 14, 2005;

•

245,000 shares at $1.00 per share expiring April 14, 2005;

•

3,933 shares at $0.418 expiring October 26, 2005;

•

1,694 shares at $0.15 expiring January 2, 2006; and

•

1,076 shares at $0.275 expiring March 8, 2006.

Those warrants provide for downward adjustment in the exercise price based on the market prices for our stock during a period prior to exercise. Swartz attempted to exercise 496,703 warrants on October 23, 2003, at a time when the adjusted exercise price would allegedly have been $0.05 per share.  We are contesting those warrants, and have refused to issue the shares.  We drew down only $17,751 during an entire lifetime of that line of credit.  We believe the number of warrants, coupled with the low exercise price, was so disproportionate to the benefit received under the line of credit as to constitute a failure of consideration. We are currently in a dialogue with Swartz in which we are seeking an amicable resolution of the dispute that would result in issuance of a substantially smaller number of shares.

We also have outstanding to Market Byte, LLC warrants to purchase 500,000 shares of our common stock, with 125,000 warrants each having strike prices of $0.24, $0.30, $0.35, and $0.40, respectively.  These warrants expire on August 8, 2010.

Convertible Debentures

On February 25, 2005 we issued to Dutchess $500,000 worth of convertible debentures, and we issued another $250,000 worth of convertible debentures to Dutchess on April 6, 2005. The February tranche has been repaid. These debentures:

•

pay an eight percent cumulative interest, payable monthly, in cash or in common stock of the company at the debenture holder’s option,

•

are convertible by the holder into shares of common stock of the company at any time,

•

convert automatically three years after issuance,

•

are convertible at the lesser of (a) $0.33, (b) 80 % of lowest closing bid price as reported by Bloomberg  during the 15 full trading days prior to the date of conversion; and

•

require the registration of the shares of common stock into which the debentures may be converted.  The registration statement accompanying this prospectus will register such shares upon effectiveness.

On August 1, 2005 we issued to Dutchess $500,000 worth of convertible debentures, of which $367,606 in principal remains outstanding. These debentures:

•

pay an eight percent cumulative interest, payable monthly, in cash or in common stock of the company at the debenture holder’s option,

•

are convertible by the holder into shares of common stock of the company at any time,

•

convert automatically three years after issuance,

•

are convertible at the lesser of (a) $0.19, (b) 80% of lowest closing bid price as reported by Bloomberg, during the 15 full trading days prior to the date of conversion,

•

require the registration of the shares of common stock into which the debentures may be converted.  The registration statement accompanying this prospectus will register such shares upon effectiveness.

Up to 26,428,571 shares of common stock covered by this prospectus are registered to possibly underlie the $367,606 worth of convertible debentures plus accrued interest and penalties.  Because of the uncertainty of the future market price of our common stock, it is possible that:

•

fewer than 26,428,571 shares would be issuable should the convertible debentures be converted; and

•

more than 26,428,571 shares would be issuable should the lowest closing bid price of our common stock be less than $0.028 per share during the 15 trading days prior to conversion of the convertible debentures.

Should fewer than 26,428,571 shares be required, we will deregister the unneeded shares.  Should more than 26,428,571 be required, we will file a new registration statement and amend this prospectus to add the additional needed shares of common stock.

Anti-takeover Provisions

Under our articles of incorporation, a change in our bylaws requires the affirmative vote of not less than a majority of our "Continuing Directors."  A Continuing Director is a member of the board who is not and who was a member of the board of directors immediately before the time the 10% or more holder became the beneficial owner of 10% or more of that voting stock.  The articles of incorporation also require that shareholder votes be taken only at a meeting, and prohibit action by written consent.

In addition, we may not effect a "Business Combination" in which an affiliate or associate of a holder of 10% or more of our voting stock has an interest without the vote of at least 80% of our voting stock (voting as a single class), including the vote of not less than 50% of the outstanding shares of voting stock not beneficially owned by the 10% holder or its affiliates or associates.  The additional voting requirements described in this paragraph does not apply if the board of directors by a vote of not less than a majority of the continuing directors then holding office expressly approves in advance the acquisition of shares that resulted in the 10% holder's becoming such, or approves the business combination before the related person became a related person.  Those requirements also do not apply if, among other things,

•

that the cash or fair market value of property received by holders in the Business Combination is not less than the highest price per share paid by the related person in acquiring any of its shares, and the related person does not receive the benefit of any loans, advances, guarantees or other financial assistance or tax advantages provided by us except proportionately as a shareholder, and

•

the transaction be covered by a fairness opinion of a reputable investment banking firm if deemed advisable by a majority of the Continuing Directors.

The term "Business Combination" includes, among other things:

•

a merger, consolidation, or share exchange involving us or a subsidiary,

•

a sale, mortgage, or other disposition of a substantial part of the our assets,

•

issuance of additional securities, a reclassification which would increase the voting power of a related person, or our liquidation or dissolution.

These provisions might discourage an unsolicited acquisition proposal that could be favorable to shareholders.  They could also discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

We are also subject to Article 13 of the Texas Business Corporation Act.  That article prohibits us from engaging in a business combination with an affiliated shareholder, generally defined as a person holding 20% or more our outstanding voting stock, during the three-year period immediately following the affiliated shareholder's share acquisition date, unless the business combination or acquisition by the affiliated shareholder was approved by:

•

our board of directors before the affiliated shareholder's share acquisition date, or

•

two-thirds of the holders of our outstanding voting shares not beneficially owned by the affiliated shareholder at a meeting of shareholders and not by written consent, called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

Transfer Agent

Continental Stock Transfer, Inc. of New York, New York, is our transfer agent.

 Legal Matters

 The legality of the securities offered hereby has been passed upon by Pryor Cashman Sherman & Flynn LLP, New York, New York.

Experts

Our balance sheet as of December 31, 2005, and the statements of our operations, shareholders' equity, and cash flows for the years ended December 31, 2005 and 2004, have been included in this prospectus in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Ham, Langston, & Brezina, certified public accountants, given on the authority of that firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement.  Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits.  For further information regarding VirTra Systems and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

Financial Statements

James B. McElravy, CPA, P.C.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

VirTra Systems, Inc.

We have audited the accompanying balance sheet of VirTra Systems, Inc. (the “Company”) as of December 31, 2006, and the related statement of operation, stockholders’ deficit and cash flow for the year ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VirTra Systems, Inc. as of December 31, 2006, and the results of its operations and its cash flow for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and at December 31, 2006 is in a negative working capital position and a stockholders’ deficit position.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ James B. McElravy, CPA, P.C.

Houston, Texas

March 29, 2007

HAM,

  LANGSTON &

   BREZINA, L.L.P.

Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

VirTra Systems, Inc.

We have audited the accompanying statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and at December 31, 2005 is in a negative working capital position and a stockholders’ deficit position.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ham Langston & Brezina, L.L.P.

Houston, Texas

April 14, 2006

VIRTRA SYSTEMS, INC.
BALANCE SHEET
March 31, 2007 (unaudited) and December 31, 2006 (audited)

	March 31,	December 31,
	2007	2006

ASSETS

Current assets:

Cash and equivalents	$97,751	$91,221
Accounts receivable	313,759	406,784
Allowance for Uncollectible Accounts	(135,000)	-
Cost in Excess of Billings	96,026	-

Total Current Assets	372,536	498,005

Property and equipment, net	87,852	96,839
Capitalized development cost, net	99,062	115,412
Other Assets	16,056	17,209

Total Assets	$575,506	$727,465

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Notes payable	$120,000	$133,145
Obligations under product financing arrangements	348,586	454,980
Accounts payable	695,353	848,390
Accrued liabilities	2,269,942	2,390,039
Advances held on deposit	189,331	39,625
Convertible debentures net of discount of $122,388 and $187,624 at March 31, 2007 and 2006 respectively, and $122,328 and $299,170 at December 31, 2006 and 2005 respectively	347,729	347,729
Other current liabilities	129,420	71,750
Payable to related party	82,252	82,252
Billing in excess of cost on uncompleted contracts	-	24,946

Total Current Liabilities	4,182,613	4,392,856

Redeemable common stock, 371,834 shares at $.005 par value	1,859	1,859

Total Liabilities	4,184,472	4,394,715

Stockholders' deficit:

Common Stock, $.005 par value, 500,000,000 shares authorized as of December 31, 2006, 100,000,000 shares authorized at March 31, 2006 and December 31,2005, 102,257,599 and 99,732,599 share issued and outstanding as of March 31, 2007 and December 31, 2006 respectively, 68,313,600 at March 31, 2006 and 65,983,600 issued and outstanding at December 31, 2005	511,288	483,663
Common Stock Committed	225,000	150,000
Additional Paid in Capital	11,171,743	10,921,467
Accumulated Deficit	(15,516,997)	(15,222,379)
Total stockholders' deficit	(3,608,966)	(3,667,249)
Total liabilities and stockholders' equity	$575,506	$727,466

See accompanying notes to financial statements

VIRTRA SYSTEMS, INC.
STATEMENTS OF OPERATIONS
For the three months ended March 31, 2007 and 2006 (unaudited) and years ended December 31, 2006 and 2005 (audited)
__________
	Three months ended March 31		Years ended December 31
	2007	2006	2006	2005

Revenue:
Training/simulation	$106,977	$545,938	$1,279,654	$714,435
Advertising/promotion	102,676	-	545,216	167,969
Other revenue	29,733	12,714	62,898	94,954

Total revenue	239,386	558,652	1,887,768	977,358

Cost of sales and services	197,174	228,650	729,322	663,376

Gross margin	42,212	330,002	1,158,446	313,982

General and administrative expenses	(537,782)	(385,695)	(2,807,575)	(2,137,469)

Loss from operations	(495,570)	(55,693)	(1,649,129)	(1,823,487)

Other income (expenses):
Forgiveness of debt income	-	-	212,782	516,220
Interest income	-	-	72	66
Interest expense and finance charges	(75,468)	(209,788)	(527,944)	(939,813)
Gain on Legal Settlement	273,607	-	-	230,000
(Gain)/Loss on Sale of Assets	2,813	-	521,305	-
Other income (expense)	-	-	(30,593)	21,958

Total other income (expenses)	200,952	(209,788)	175,622	(171,569)

Net income (loss)	($294,618)	($265,481)	($1,473,507)	($1,995,056)

Weighted average shares outstanding – basic and diluted	100,637,475	67,396,767	81,186,290	62,221,809

Net income (loss) per share– basic and diluted	($0.00)	($0.00)	($0.02)	($0.03)

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
for thethree months ended March 30 1, 2007 and 2006 (unaudited) and for the years ended December 31, 2006 and 2005 (audited)
__________
	March 31,		December 31,
	2007	2006	2006	2005
Cash flows from operating activities:
Net income (loss)	($294,618)	($265,471)	($1,473,507)	($1,995,056)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,587	40,941	81,363	163,231
Forgiveness of debt income	-	-	(212,782)	(516,220)
Gain (loss) on sale of assets	(2,813)	-	(521,305)	(18,000)
Bad debt expense	135,035	25,105	56,910	175,926
Common stock and options issued for services	(150,000)	-	180,216	155,720
Gain on settlement of litigation	(273,607)	-	-	(230,000)
Amortization of debt discount and beneficial conversion	-	111,546	176,782	406,348
Changes in operating assets and liabilities:
Accounts receivable and other	131,963	(327,473)	(207,814)	(175,474)
Billings in excess of costs and estimated earnings	-	-	(84,650)	(39,446)
Accounts payable	(154,038)	93,460	(384,389)	224,190
Accrued liabilities and other	296,136	149,835	1,677,816	373,722
Product finance obligations	106,394	-	(39,392)	55,974

Net cash used in operating activities	(177,961)	(172,057)	(750,752.00)	(1,419,085.00)

Cash flows from investing activities:
Capital expenditures	(2,249)	(9,226)	(11,865)	(14,536)
Proceeds from sale of assets	2,813	-	105,747	18,000
Common stock redeemed	-	-	-	(173)

Net cash provided by (used in) investing activities	564	(9,226)	93,882	3,291

Cash flows from financing activities:
Proceeds from issuance of notes payable and other advances	106,770	127,000	7,692	405,640
Proceeds from issuance of common stock	277,901	300,000	839,784	76,143
Payments on notes payable and other advances	(200,744)	(160,720)	(100,149)	(475,791)
Increase from product finance obligations	-	12,281	-	-
Proceeds from convertible debentures	-	-	-	1,250,000

Net cash provided by financing activities	183,927	278,561	747,327	1,255,992

Increase (decrease) in cash and cash equivalents	6,530	97,278	90,457	(159,802)

Cash and cash equivalents, beginning of year	91,221	764	764	160,566

Cash and cash equivalents, end of year	$97,751	98,042	91,221	$764

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,028	$-	$3,563	$90,743

Cash paid for income taxes	$-	$-	$-	$-

Non-cash investing and financing activity:
Common stock issued upon conversion of debentures	$-	$-	$449,427	$475,954

Effect of beneficial conversion feature and debt discount on convertible debentures	$-	$-	$-	$705,518

Common stock issued as settlement of accounts payable	$225,000	$-	$-	$-

Addition to note payable for late payment penalty	$-	$-	$-	$-

Common stock issued in exchange for notes payable, obligations under product financing arrangements and accrued interest payable	$-	$-	$135,000	$159,782

Reclassification of product financing obligations to accrued legal settlement	$106,394	$-	$-	$-

Interest paid	$73,440	$-	$-	$-

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.
STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the 12 months ended December 31, 2006 (audited) and the 3 months ending March 31, 2007 (unaudited)
__________

			Common	AdditionalPaid-In
	CommonStock		Stock		Accumulated
	Shares	Amount	Committed	Capital	Deficit	Total

Balance at December 31, 2005	65,983,600	$329,918	$-	$9,755,785	($13,748,872)	($3,663,169)

Common stock issued for services	604,320	3,022	-	27,194	-	30,216

Common stock issued for cash	17,454,541	87,273	-	617,511	-	704,784

Common stock committed for issuance	-	-	150,000	-	-	150,000

Common stock issued for debt reduction	3,000,000	15,000	-	120,000	-	135,000

Common stock issued upon conversion of debentures	9,690,138	48,451	-	400,976	-	449,427
Net loss	-	-	-	-	(1,473,507)	(1,473,507)

Balance at December 31, 2006	96,732,599	$483,663	$150,000	$10,921,467	($15,222,379)	($3,667,249)

Common stock issued for services	3,000,000	15,000	(150,000)	135,000	-	-

Common stock issued for cash	1,875,000	9,375	-	71,875	-	81,250

Common stock committed for issuance	-	-	225,000	-	-	225,000

Common stock issued for debt reduction	650,000	3,250	-	43,401	-	46,651

Net loss	-	-	-	-	(294,618)	(294,618)

Balance at March 31, 2007	102,257,599	$511,288	$225,000	$11,171,743	($15,516,997)	$(3,608,966)

See attached notes to financial statements

VIRTRA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

__________

1.

Background and Summary of Significant Accounting Policies

Background

GameCom, Inc. (“GameCom”), a Texas corporation, was founded in 1996.  Effective September 21, 2001 GameCom merged with Ferris Productions, Inc. (“Ferris”) (together “the Company”) and the Company changed its name to VirTra Systems, Inc. (“VirTra”).  The Company is headquartered in Houston, Texas, with a production facility located in Phoenix, Arizona.  The Company develops, manufactures and operates technically advanced personal computer and non-personal computer based products including virtual reality (“VR”) products for the training/simulation and advertising/promotion markets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures.  Actual results could differ from those estimates.

Revenue Recognition

Revenue from custom application contracts are recognized on a percentage-of-completion basis, measured by the percentage of costs incurred to date to total estimated costs for each contract.  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs.  General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.  An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed.  Billings in excess of costs and estimated earnings on uncompleted contracts represent amounts billed in excess of revenue recognized.

Concentrations of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

The Company maintains its cash in well known banks selected based upon management’s assessment of the banks’ financial stability.  Balances periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

Accounts receivable generally arise from sales of equipment and services to various companies throughout the world.  Collateral is generally not required for credit granted.  During the years ended December 31, 2006 and 2005 the Company had three customers representing 33% and 36% of its custom application revenue, respectively.  Included in accounts receivable at December 31, 2006 is $222,630 or 55% due from these three customers.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years.  Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized.  Expenditures for normal repairs and maintenance are charged to expense as incurred.  The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Capitalized Development Costs

Capitalized development costs  consist of direct costs incurred in developing proprietary technology exclusively used in its products and costs incurred in obtaining a patent on such technology.  The intangible assets are being amortized on a straight-line basis over a five-year period.  As of December 31, 2006, accumulated amortization of these intangible assets is $125,358.  During the years ended December 31, 2006 and 2005, the Company recorded amortization expense of $59,950 and $65,408, respectively.  During the year ended December 31, 2006 the Company did not capitalize any additional development costs.

Debt Issuance Costs

Debt issuance costs are deferred and recognized, using the interest method, over the term of the related debt.

Shipping and Delivery Costs

The cost of shipping and delivery is charged directly to cost of sales and service at the time of shipment.

Income Taxes

The Company uses the liability method of accounting for income taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.  The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

Income (Loss) Per Share

Basic income (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period.  Diluted income (loss) per share is calculated by adjusting the outstanding shares by common equivalent shares from common stock options and warrants.

Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 — Revised 2004, Share-Based Payment, which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), and supersedes APB No. 25, Accounting for Stock Issued to Employees. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee's or non-employee's service period, which is generally the vesting period of the equity grant.

Prior to January 1, 2006, the Company accounted for stock-based compensation in accordance with FAS 123.   As allowed under SFAS 123, the Company accounted for its stock-based compensation to employees using the intrinsic value method of accounting which bases compensation expense on the difference between the quoted market price of the award at the measurement date less the amount, if any, the employee is required to pay for the stock.   As of December 31, 2005, there were no stock-based awards to employees.

The Company adopted SFAS 123(R) using the modified prospective application method and, accordingly, no prior periods have been restated as a result of the adoption of this pronouncement. Under this method, compensation cost recognized during the year ended December 31, 2006 included: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123; and (b) compensation cost for all stock-based payments granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods to reflect actual forfeitures.    The Company's forfeiture estimates were not changed as a result of adopting SFAS 123(R). "

Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model, with the following weighted average assumptions for 2004:  risk free interest rate of 4%; no dividend yield; weighted average volatility factor of the expected market price of the Company’s common stock of 71%; and a weighted average expected life of the options and warrants of 1 to 5 years.  For purposes of proforma disclosures, the estimated fair value of the options is included in expense at the date of issuance, as required by Statement 123.  There were no stock options or warrants granted to employees during 2005. During 2006, stock options were granted to key employees. The Company’s proforma information is as follows:

	2006	2005

Net income (loss) before accounting change as reported	$(1,473,507)	$(1,995,056)

Net income (loss) before accounting change–proforma	$(1,473,507)	$(1,995,056)

Basic income (loss) per share-as reported	$ (0.02)	$ (0.03)

Basic income (loss) per share-proforma	$ (0.02)	$ (0.03)

Diluted income (loss) per share-as reported	$ (0.02)	$ (0.03)

Diluted income (loss) per share-proforma	$ (0.02)	$ (0.03)

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset’s estimated fair value to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow is required.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

Reclassification

Certain amounts reported in the prior period financial statements have been reclassified to the current period presentation.

Recently Issued Accounting Pronouncements

On January 1, 2006, we adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment," (SFAS No. 123(R)), which revises SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25).

2.

Going Concern Considerations

During the years ended December 31, 2006 and 2005, the Company has defaulted on its notes payable and obligations under product financing arrangements, has continued to accumulate payables to its vendors and has experienced negative financial results as follows:

	2006	2005

Net income (loss)	$(1,473,507)	$(1,995,056)

Negative cash flows from operations	$(661,047)	$(1,419,085)

Negative working capital	$(3,894,850)	$(4,743,755)

Accumulated deficit	$(15,222,379)	$(13,748,872)

Stockholders’ deficit	$(3,667,249)	$(3,663,169)

Management has developed specific current and long-term plans to address its viability as a going concern as follows:

The Company’s anticipated entry into the training/simulation market was advanced by the aftermath of September 11, 2001.  The Company is currently in advanced discussions with representatives of  various government authorities regarding use of the Company’s technology in detecting and mitigating the risk of similar problems in the future.

The Company is also attempting to raise funds through debt and/or equity offerings.  If successful, these additional funds would be used to pay down debt and for working capital purposes.

In the long-term, the Company believes that cash flows from continued growth in its operations will provide the resources for continued operations.

There can be no assurance that the Company’s debt reduction plans will be successful or that the Company will have the ability to implement its business plan and ultimately attain profitability.  The Company’s long-term viability as a going concern is dependent upon three key factors, as follows:

The Company’s ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

The ability of the Company to control costs and expand revenues from existing or new businesses.

The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

3.

Accounts Receivable

Accounts receivable consist primarily of amounts due from certain companies for the purchase of equipment and services.  An allowance for doubtful accounts is provided, when appropriate, based on past experience and other factors which, in management’s judgment, deserve current recognition in estimating probable bad debts.  Such factors include circumstances with respect to specific accounts receivable, growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable and current economic conditions.  As of December 31, 2006 all accounts receivable are considered collectible and the allowance for doubtful accounts is $0.

4.

Custom Application Contracts

Costs, estimated earnings and billings on uncompleted custom application contracts at December 31, 2006 are summarized below.

Costs incurred on uncompleted contracts	369,024
Estimated earnings	770,352
1,139,376

Billings to date	1,164,222

($24,946)

These amounts are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts

Billings in excess of costs and estimated earnings on uncompleted contracts	$ 24,946

5.

Property and Equipment

Property and equipment consisted of the following at December 31, 2006:

Land
Building
Computer equipment	158,860
Office furniture and equipment	347,119
505,979

Less: accumulated depreciation	(364,593)

Property and equipment, net	141,386

Depreciation expense for the years ended December 31, 2006 and 2005 was $53,806 and $97,823, respectively.

6.

Notes Payable

Notes payable consist of the following at December 31, 2006:

Note payable to a bank, non-interest bearing,, payable in one installment of $10,000 on February 28, 2007, one installment of $10,000 payable May 31, 2007, and one final installment of $110,000 payable in one installment on August 31, 2007.	$130,000

Note payable to insurance premium finance company bearing interest at a rate of 10.59% and payable in monthly installments of $806.91	$ 3,145

Total notes payable	$ 133,145

Certain notes payable to banks contain various financial and non-financial covenants, which require the Company, among other things, to maintain certain levels of stockholders’ equity and to comply with certain financial ratios.  The Company was in violation of these covenants as of December 31, 2006 and the banks could demand full payment of all principal and interest.

7.

Obligations Under Product Financing Arrangements

In financing the production of its arcade equipment, the Company had entered into agreements whereby an entity or individual advanced funds to the Company to produce specific arcade equipment.  Under this arrangement, the Company had agreed to make monthly payments for a specified amount for three years, with an automatic renewal for an additional three years unless cancelled in writing, from the origination date as specified in the agreement.  In addition, the entity or individual advancing the funds had the right to exercise a buy-out whereby the Company has 180 days to repay the obligation upon exercise of the buy-out.  Interest is payable monthly at an annual rate of approximately 16%.

In connection with these financing arrangements, the Company had incurred debt issuance costs of approximately 21% of the total obligation.  These costs were amortized over a three year period using the interest method resulting in an effective annual interest rate of approximately 29% on these obligations.

As of December 31, 2006, the Company was in default on its remaining obligations under the product financing arrangements (See Note 9) totaling $454,980, which included accrued interest.  The Company has not made any interest payments on these obligations since September 2001 and has received notices from various individuals and entities demanding buyouts of these obligations.

8.

Debt Exchange Agreement

During 2004, the Company presented an exchange offer to the holders of certain of its notes payable and obligations under product financing arrangements whereby the debt holders were allowed to convert the principal and accrued interest related to its debt to common stock of the Company under one of three options.  Under Option A, the debt holder could receive common stock equal to 0.6 shares per dollar of principal amount he or she was owed, and was not required to lock up any of the shares he or she receives in the exchange.  Under Option B, each debt holder could receive common stock equal to 0.9 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of six months, after which the shares could be sold in six equal monthly installments.  Under Option C, each debt holder could receive common stock equal to 1.2 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of one year, after which the shares could be sold in six equal monthly installments. During the years ended December 31, 2005 and 2004, the Company issued 393,400 and 5,303,258 shares of its common stock in exchange for the following: (i) $0 and $183,500 in principal and $0 and $49,069 of accrued interest, respectively on its notes payable (ii) $0 and $615,531 in principal and $0 and $155,475 of accrued interest, respectively on its notes payable to stockholders and (iii) $159,782 and $5,792,176 of principal and interest, respectively, outstanding on its obligations under product financing arrangements.  As a result of this debt exchange, the Company recorded $221,720 of forgiveness of debt income in the statement of operations for the years ended December 31, 2005.

9.

Forgiveness of Debt

In addition to the forgiveness of debt income resulting from the Debt Exchange Agreement (See Note 9), the Company also wrote off various notes payable and certain other notes payable to stockholders that were settled through a lawsuit settlement.  Included in forgiveness of debt income in the statement of operations for the year ended December 31, 2005 is $294,500 related to these settlements.

The company was in default on its building and equipment debt to Arizona Business Bank. We sold the property in on September 15, 2006. Negotiations with the bank resulted in an income item of $212,782 for the year ending December 31, 2006.

10.

Accrued Liabilities

Included in accrued liabilities as of December 31, 2006 is as follows:

Accrued payroll tax, including penalties and interest	$ 769,213
Accrued property tax	18,252
Accrued interest payable	541,172
Deferred revenue	58,511
Accrued commissions payable	929
Accrued law suit liabilities	620.802
Other	381,169
$2,390,048

11.         Convertible Debentures

During February 2005 and August 2005 the Company issued $750,000 and $500,000, respectively, in convertible debentures.  The debentures bear interest at 8% per year payable in cash or registered common stock at the Company’s option.  The debentures mature in February and August 2008 and are convertible, at the option of the holder, to shares of the company’s common stock at a conversion price per share equal to the lower of (i) 80% of the lowest closing bid price for the common stock for the fifteen days prior to the conversion date; or (ii) 125% of the volume weighted average price on the closing date.

In addition the Company issued to the holders of the convertible debentures warrants to purchase 750,000 and 500,000 shares of the Company’s common stock (See Note 15).  In accordance with generally accepted accounting principles, the Company allocates the proceeds received from debt or convertible debt with detachable warrants or shares of common stock using the relative fair value of the individual elements at the time of issuance. Using the Black-Scholes valuation model, the Company has determined the aggregate value of the 750,000 warrants to be $117,427 (approximately $0.16 per warrant) and the value of the 500,000 warrants to be $48,655 (approximately $0.10 per warrant). The amount allocated to the warrants as debt discount has been recognized as additional interest expense over the period from the date of issuance of the note to the earlier of the conversion date or the stated maturity date. During the year ended December 31, 2006, the Company recognized $94,945 in interest expense related to the accretion of the debt discount recorded on these convertible debentures. As of December 31, 2006, the remaining balance of the debt discount was $122,388.

In accordance with generally accepted accounting principles, in the event the conversion price on debentures is less than the Company’s stock price on the date of issuance, the difference is considered to be a beneficial conversion feature and is amortized as interest expense over the period from the date of issuance to the earlier of the conversion date or the stated maturity date. The Company has calculated the aggregate beneficial conversion feature of these convertible debentures to be $398,677 on the $750,000 debentures and $140,760 on the $500,000 debentures. During the years ended December 31, 2006, and December 31, 2005, the Company recognized $189,840 and $312,095 respectively in interest expense related to the amortization of the beneficial conversion feature recorded on these convertible debentures.  As of December 31, 2006 the remaining balance of the beneficial conversion feature was $132,314.

12.

Income Taxes

The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes.  As of December 31, 2006, the Company had net operating loss (“NOL”) carryforwards for income tax purposes of approximately $12,848,500 which expire in various tax years through 2026.  Under the provisions of Section 382 of the Internal Revenue Code the ownership change in the Company that resulted from the merger of the Company could severely limit the Company’s ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities.  Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

The composition of deferred tax assets and liabilities and the related tax effects at December 31, 2006 are as follows:

Deferred tax assets:
Net operating losses	$4,158,907
Valuation allowance	(4,153,991)

Total deferred tax assets	4,916.00

Deferred tax liabilities:
Property and equipment	(4,916)

Total deferred tax liability	(4,916)

Net deferred tax asset (liability)	$ -

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
	Amount	%	Amount	%

Provisioin (benefit) for income tax at federal statutory rate	($500,992)	-34	($678,319)	-34
Increase (decrease) in valuation allowance	290,664	28.2	562,758	28.2
Non-deductible interest and financing costs	156,096	6.9	138,158	6.9
Non-deductible compensation expense	52,700	2.6	52,945	2.6
Non-deductible lawsuit (gain) loss		-3.9	-78,200	-3.9
Other	1,532.00	0.2	2658.00	0.2

	$ 0	0	$ -	0

13.

Redeemable Common Stock

In 1997 the Company entered into an agreement to redeem 1,505,399 shares of common stock from certain stockholders at par value of $.005 per share with the consideration for such redemption to be paid pro-rata to such stockholders by March 31, 1998.  During 2000 the Company and stockholders released 727,108 shares of common stock from the redemption requirement and 287,531 shares were redeemed.  During 2004 the Company released an additional 16,559 shares of common stock from the redemption requirement and 67,743 shares of common stock were redeemed. During 2005, the Company redeemed 34,624 shares of common stock. None were redeemed in 2006 As of December 31, 2006, 371,834 shares remain to be redeemed at the option of the Company.

14.

Stock Options and Warrants

The Company periodically issues incentive stock options to key employees, officers, directors and outside consultants to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons.

In September 2001 the Company’s stockholders amended the 2000 Incentive Stock Option Plan (the “Plan”).  The stockholders have authorized 6,000,000 shares for the Plan and options granted under the Plan may be either incentive stock options or non-statutory stock options subject to certain restrictions as specified in the Plan.  During the years ended December 31, 2006 and 2005, no options have been granted to employees under this Plan.  As of December 31, 2006, options to purchase 100,000 shares of common stock are outstanding under the Plan.

Effective September 1, 2003, the Company granted stock options to purchase 1,000,000 shares of common stock at $0.10 per share to an employee.  Options to purchase 200,000 shares are considered vested and exercisable upon the employee generating $600,000 of revenue for the Company during the first year of employment.  Options to purchase 300,000 shares are considered vested and exercisable upon the employee generating $1,200,000 of revenue for the Company during the second year of employment.  Options to purchase 500,000 shares are considered vested and exercisable upon the employee generating $1,500,000 of revenue for the Company during the third year of employment.  These options expire at the end of each respective year if the revenue amounts are not achieved. As of December 31, 2006 options to purchase 200,000 shares of common stock became vested and exercisable resulting in compensation expense of $4,000.  As of December 31, 2006 and 2005 options to purchase 300,000 and 500,000 respectively shares of common stock expired as the revenue target was not met.  These options expire five years from the date they become vested.

Effective November 1, 2004, the Company granted options to purchase 4,000,000 shares of common stock to its CEO.  These options become vested and exercisable as follows:  (i) 2,000,000 shares at an exercise price of $0.31 per share upon 85% conversion of debt to equity related to the Debt Exchange Agreement (See Note 9); (ii) 1,000,000 shares at an exercise price of $0.31 per share upon the Company’s first profitable quarter; and (iii) 1,000,000 shares at an exercise price of $0.005 per share upon the Company achieving positive stockholders’ equity. As of December 31, 2004, options to purchase 3,000,000 shares of common stock at an exercise price of $0.31 per share, which approximated fair value at the grant date, became vested and exercisable.  During the year ended December 31, 2005 no additional options became vested and exercisable.  These options expire on October 31, 2009.

Effective November 1, 2004, the Company granted options to purchase 1,000,000 shares of common stock to its President with an exercise price of $0.31 per share, which approximated fair market value at the grant date.  These options became vested and exercisable upon the Company’s first profitable quarter.  As of December 31, 2004, these options were fully vested and exercisable and expire on October 31, 2009.

In an employment agreement entereded into with Major General Perry Dalby (USA-ret.), the company on June 1, 2006 granted General Dalby options to purchase 1,000,000 shares of the company’s common stock at a strike price of $0.035 per share. The Board of Directors also granted stock options on an additional 2,000,000 shares at $0.035 per share to be vested as follows: (i) 500,000 shares if the stock price averages $.10 per share for one quarter, (ii) 500,000 shares if the stock price averages $.25 or higher for one quarter, (iii) 500,000 shares if the stock price averages $.50 per share for one quarter and (iv) 500,000 shares if the stock price averages $1.00 or higher for one quarter.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2006 and 2005 follows:

	Number of Shares Under Options	Weighted-Average Exercise Price

Outstanding – December 31, 2004	6,100,000	$0.22

Granted	-	-
Exercised	-	-
Forfeited/cancelled	(300,000)	$0.10

Outstanding – December 31, 2005	5,800,000	$0.23

Exercisable – December 31, 2005	4,300,000	$0.30

Granted	3,000,000	$0.035
Exercised	(500,000)	$0.10
Forfeited/cancelled

Outstanding – December 31, 2006	8,300,000	$0.16

Following is a summary of outstanding stock options at December 31, 2006:

Number of Shares	Vested	Expiration Date	Weighted Average Exercise Price

100,000	100,000	2012	$0.21
200,000	200,000	2009	$0.10
1,000,000	-	2009	$0.005
4,000,000	4,000,000	2009	$0.31

3,000,000	1,000,000	2010	$.035
8,300,000	5,300,000

In July 2002, the Company entered into an agreement for up to a maximum $5,000,000 sale of its common stock to Dutchess Private Equities Fund, LP (“Dutchess”).  Under this investment agreement the Company has the right to issue a “put notice” to Dutchess to purchase the Company’s common stock.  Put notices cannot be issued more frequently than every seven days.  The required purchase price is equal to 92% of the average of the four lowest closing bid prices of the common stock during the five-day period immediately following the issuance of the put notice.  Each individual put notice is subject to a maximum amount equal to 175% of the daily average volume of the common stock for the 40 trading days before the issuance of the put notice multiplied by the average of the closing bid prices of the common stock for the three trading days immediately preceding the put notice date.  Regardless of the amount stated in a put notice, the maximum amount that Dutchess is required to purchase is the lesser of the amount stated in the put notice or an amount equal to 20% of the aggregate trading volume of the common stock during the five days immediately following the date of the put notice times 92% of the average of the four lowest closing bid prices of the common stock during this five-day period.  During the year ended December 31, 2005 the Company received $76,142 of net proceeds from the issuance of 246,352 shares of its common stock related to this agreement.

In February 2005, the Company entered into a new investment agreement with Dutchess for up to a maximum $6,000,000 sale of its common stock.  Under this investment agreement the Company has the right to issue a “put notice” to Dutchess to purchase the Company’s common stock.  Put notices cannot be issued more frequently than every seven days.  The required purchase price is equal to 92% of the average of the four lowest closing bid prices of the common stock during the five-day period immediately following the issuance of the put notice.  Each individual put notice is subject to a maximum amount equal to 175% of the daily average volume of the common stock for the 40 trading days before the issuance of the put notice multiplied by the average of the closing bid prices of the common stock for the three trading days immediately preceding the put notice date.  Regardless of the amount stated in a put notice, the maximum amount that Dutchess is required to purchase is the lesser of the amount stated in the put notice or an amount equal to 20% of the aggregate trading volume of the common stock during the five days immediately following the date of the put notice times 92% of the average of the four lowest closing bid prices of the common stock during this five-day period.  During the year ended December 31, 2005, no shares of common stock were issued under this agreement.

Upon accepting employment in 2006, General Dalby was awarded options to purchase $1,000,000 shares of common stock of the company at a strike price of $0.035. At the time of the grant, the market price of the stock was $.04. The company recorded an expense of $5,000.

A summary of the Company’s stock warrant activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2004	996,703	$0.38

Granted	1,750,000	$0.29
Exercised	-	-
Forfeited	-	-

Outstanding at December 31, 2005	2,746,703	$0.29

Granted
Exercised
Forfeited

Outstanding at December 31, 2006	2,746,703	$0.29

In connection with the issuance of Convertible Debentures in 2005 (see note 12) the Company issued stock warrants to purchase 500,000 shares of the Company’s common stock at $0.33, 250,000 shares of the Company’s common stock at the lowest market price five days prior to funding and 500,000 shares of the Company’s common stock at $0.19 per share.  These warrants are exercisable over a 5 year period.

During August of 2005, the Company issued stock warrants to a consultant to purchase 500,000 shares of the Company’s common stock at prices ranging from $0.25 to $0.40 per share.  These warrants vest upon grant and are exercisable over a three-year period.  Using the Black-Scholes Option Pricing Model with the following assumptions:  (i) volatility of 71%, and (ii) interest rate of 3.5%, the value of the warrants were estimated to be $40,251 which was recorded as selling, general and administrative expense in the statement of operations for the year ended December 31, 2005.

15.

Net Income (Loss) Per Share

Basic earnings per share is calculated using the weighted average shares of common stock outstanding during the periods.  Diluted earnings per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for convertible preferred stock, convertible secured debentures and convertible secured promissory notes, and the treasury stock method for options and warrants.

For the year ended December 31, 2005 and 2006, all of the outstanding stock options and warrants were not included in the computation of diluted net income (loss) per share since such inclusion would be antidilutive.

The following table sets for the computation of basic and diluted net income (loss) per share for the years ended December 31, 2006 and 2005:

	2006	2005

Numerator:
Net income (loss) before accounting change	($1,473,507)	($1,995,056)

Denominator:
Denominator for basic calculation weighted average shares	81,186,290	62,221,809
Dilutive common stock equivalents:
Stock options		-
Stock warrants		-

Denominator for diluted calculation weighted average shares	81,186,290	62,221,809

Net income (loss) per share:
Basic net income (loss) per share	($0.02)	($0.03)

Diluted net income (loss) per share	($0.02)	($0.03)

16.

Commitments and Contingencies

Lease Obligations

The Company rents office space in Houston, Texas on a month-to-month basis at $2,139 per month and in Tempe at $7,611 per month.  Both facilities are leased from third parties.

In prior years, the company leased office space in Arlington, Texas from the law firm of Jones & Cannon. No payments were made during the years ended December 31, 2006 and 2005.  Included in accounts payable at December 31, 2005 is $75,750 owed to the officer and stockholder for this rent.  Included in the statement of operations for the years ended December 31, 2005 is rent expense of $18,000.

These lease charges were a component of the lawsuit against us by Jones & Cannon. The company has reserved adequate amounts on its books for this liability.

Employment Contract

Effective September 1, 2003, the Company entered into a contract with an employee whereby the employee is to receive a base salary and a four percent cash commission on all sales originated by the employee.  In addition, the employee is entitled to receive options to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $0.10 per share, if certain sales targets are achieved for each of the next three years.  If the sales targets are not achieved, the stock options will not be exercisable.  As of December 31, 2004 the sales target in the first year was achieved, therefore, options to purchase 200,000 shares of common stock became exercisable.  During December 31, 2006 and 2005 the sales target in the second and third year was not achieved, therefore, options to purchase 300,000 and 500,000 respectively, shares of common stock were cancelled (See Note 14).

Litigation

The Company is involved in litigation related to its delinquent repayment of certain of its obligations under product financing arrangements, notes payable to stockholder and accounts payable to vendors.  Management believes that such litigation will not have a material impact on the Company’s financial position, results of operations or cash flows as the amounts owed to these individuals and entities have been accrued in the accompanying balance sheet.

The Company is currently a party to certain other litigation arising in the normal course of business.  Management believes that such litigation will not have a material impact on the Company’s financial position, results of operations or cash flows.

17.

Related Party Transactions

Included in other current liabilities on the balance sheet are $82,252 owed to an officer of the company for advances he has made to Virtra Systems over the years.

18.

Subsequent Events

On January 10, 2006 the Company entered into an agreement to merge with a newly-formed entity, Virtra Merger Corporation, which in anticipation of the merger, is to acquire Altatron International, Inc., Chrysalis Manufacturing Corporation and Dynalist Manufacturing. Upon completion of due diligence, the matter has been shelved indefinitely.

On September 19, 2006, we entered into a factoring arrangement intended to provide additional working capital through factoring of our accounts receivable. At the time, we were moving toward a merger with  VirTra Merger Corporation, separate company that had been formed to acquire Chrysalis Manufacturing Corporation, (a/k/a Altatron EMS) and another company. Upon consummation of those acquisitions, VMC was to be acquired by VirTra Systems, Inc.

The lender did not regard either VirTra Systems, Inc. or VMC as sufficiently creditworthy to grant a credit line without guarantees. As a result, we entered into an arrangement whereby CapNet Securities Corporation would be the borrower under the factoring arrangement, would secure its borrowings by accounts receivable of VirTra Systems and VMC, and would relend the borrowed funds to us and to VMC. We,  VMC and Daniel L. Ritz, Jr., , a principal of CapNet, jointly and severally guaranteed payment of amounts drawn under the credit arrangement up to $1,000,000.

We borrowed $100,000 under the arrangement described above, an amount which is still outstanding. We understand that VMC and/or another company associated with CapNet borrowed additional amounts under the arrangement, and that the total amount due the lender currently stands at approximately $500,000.

The expected merger with VMC did not occur. We do not intend to borrow any more money from Charter Capital/CapNet under the arrangement and VMC (now known as ComCon Manufacturing Services, Inc.) informs us that they also do not intend to borrow additional amounts under the arrangement. Charter Capital has been notified that the parties intend to discontinue the facility altogether..

Charter Capital has agreed in principle to a modification which would limit the amount of our guaranty to $200,000.

In addition to the $100,000 that the company owes under this arrangement, we also have unsecured advances $96,650 from other companies largely owned and/or controlled by Daniel L. Ritz, Jr. No further payments will be made on those advances until we have been released from our guaranty to Charter Capital.

On February 28, 2007 VirTra Systems, Inc. formalized the credit arrangement directly with Charter Capital for repayment over 90 days, at which time the company will be unconditionally released from the guarantee. As of March 31, 2007, we are current with Charter Capital.

During the course of 2006, the prospectus covering the registration of shares for conversion by Dutchess Private Equities lapsed, unbeknown either to VirTra Systems or Dutchess. From July through October, Dutchess continued to convert and Virtra honored their conversions to common stock in an apparent violation of securities laws. However it was not Virtra, but a selling shareholder that was selling the unregistered stock. There is no way to know whom the end buyers were so no formal offer of rescission, the normal remedy in such cases, can be made. However, certain shareholders who acquired this stock during that period could seek rescission.  The company’s potential liability could be up to $250,000.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.	PROSPECTUS 44,512,312 Shares of Common Stock

TABLE OF CONTENTS

Prospectus Summary

2

Risk Factors

4

Selling Shareholders

10

Use of Proceeds

11

Capitalization

11

Plan of Distribution

11

Price Range of Common Stock

12

Dividend Policy

14

Management's Discussion and Analysis of Financial

Condition and Results of Operations

14

Business

17

Management

25

Certain Transactions

33

Legal Proceedings

34

Description of Securities

34

Transfer Agent

37

Legal Matters

37

Experts

37

Where You Can Find More Information

37

Financial Statements

39

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law.  In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under the Texas Business Corporations Act, and may indemnify such persons to such further extent as permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$ 148
Legal fees	5,000
Accounting fees	5,000
Miscellaneous	5,000
Total	$15,148

ITEM 26. Recent Sales of Unregistered Securities

The following is a list of our securities that have been sold or issued by us during the past three years.

On December, 2004, we accepted promissory notes and financing equipment leases tendered under the terms of an exchange offer, obligating us to issue 5,303,258 shares of our common stock in exchange for cancellation of $799,031 in principal and $204,544 of interest on our outstanding promissory notes, and $3,852,000 in principal and $1,940,176 of interest on our outstanding financing equipment leases issued in 1997 through 2001.  These shares were issued in reliance upon Section 3(a)(9) of the Act as an exchange with existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

In January of 2005, we issued 100,000 restricted shares of our common stock to Major General Perry V. Dalby, in connection with consulting services rendered.  Management believes that the fair market value of the shares was approximately $20,000.  These shares were issued in reliance upon section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

Between September, 2003 and January, 2005, we issued an aggregate of 13,926,195 shares to Dutchess, estimated by management to be worth approximately $2,598,119, under the terms of our previous equity line of credit dated July 11, 2002, and upon conversion of debentures issued in connection with that equity line.  These shares were issued in reliance on Section 4(2) under the Act as a transaction by the issuer not involving a public offering.  Their sale by Dutchess was registered on the SB-2 registration statement filed on August 12, 2002.

In February of 2005, we issued 75,000 restricted shares of our common stock, with piggy-back rights, to Gary Cella in connection with management services to be provided.  Management believes that the fair market value of the shares is approximately $12,375.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

In April of 2005, we issued 89,286 restricted shares of our common stock to Major General Perry V. Dalby in connection with consulting services provided.  We believe that the fair market value of the shares is approximately

$25,000.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

On March 17, 2006, we issued 604,320 shares of our common stock to Adam Bernard, III as a fee for consulting services. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

During the period from March 15, 2006 through November 28, 2006, we sold an aggregate of 16,583,741 shares to 19 accredited investors. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

ITEM 27. Exhibits

EXHIBIT

DESCRIPTION

NO

 (3.1)

Articles of Incorporation of GameCom, Inc., a Texas corporation, incorporated by reference from Exhibit 3.6 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(3.2)

Articles of Amendment to Articles of Incorporation of GameCom, Inc. dated April 30, 2002 effecting change in corporate name, incorporated by reference from Exhibit 3.6 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(3.3)

Articles of Amendment to Articles of Incorporation of VirTra Systems, Inc. dated June 25, 2002 increasing authorized shares, incorporated by reference from Exhibit 3.7 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(3.4)

Articles of Amendment to Articles of Incorporation of VirTra Systems, Inc. dated November 28, 2006 increasing authorized shares.**

(3.5)

Bylaws of GameCom, Inc., incorporated by reference from Exhibit 3.7 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(4.1)

Form of Warrant issued to Dutchess as commitment warrant, incorporated by reference from Exhibit 4.4 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(4.2)

Form of Warrant issued to Dutchess as purchase warrant, incorporated by reference from Exhibit 4.5 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(4.3)

Form of Warrant issued to Dutchess and other debenture holders on July 11, 2002 incorporated by reference from Exhibit 4.6 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(4.4)

Form of Convertible Debenture issued to Dutchess, incorporated by reference from Exhibit 10.3 to Report on Form 8-K filed March 2, 2005

(4.5)

Form of Warrant issued to Dutchess, incorporated by reference from Exhibit 10.4 to Report on Form 8-K filed March 2, 2005

 (5.1)

Legal opinion of Pryor Cashman Sherman & Flynn LLP **

(10.1)

2000 Incentive Stock Option Plan, incorporated by reference from Exhibit 4.3 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(10.3)

Debenture Subscription Agreement dated February 25, 2005 with Dutchess, incorporated by reference from Exhibit 10.2 to Report on Form 8-K filed March 2, 2005

(10.4)

Employment Agreement dated June 20, 2006 with Perry V. Dalby.**

(23.1)

Consent of Pryor Cashman Sherman & Flynn LLP (contained in Exhibit 5)

(23.2)

Consent of Ham, Langston & Brezina, LLP*

(24.1)

Powers of Attorney (included on the signature page to the registration statement)**

(99.1)

Sample form of equipment lease for equipment used in amusement and theme parks, incorporated by reference from Exhibit 99.1 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(99.2)

Lease for Arizona facility.**

*

To be filed by amendment

**

Previously filed

ITEM 28. Undertakings.

 (a)

The undersigned registrant hereby undertakes that it will:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any additional or changed material information on the plan of distribution;

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes that it will:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned in the City of Arlington, Texas on  June ____, 2007.

VirTra Systems, Inc.

By:

/s/ Perry V. Dalby

Perry V. Dalby, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Thomas J. Cloud constitutes and appoints Perry V. Dalby, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Signature	Title	Date
/s/ Perry V. Dalby Perry V. Dalby,	Chief Executive Officer, Chairman of the Board of Directors, Chief Financial Officer and Chief Accounting Officer	June ____, 2007
/s/ Bob Ferris Bob Ferris	President and Director	June ____, 2007
/s/ H. Frank Stanley H. Frank Stanley	Director	June ____, 2007
Thomas J. Cloud	Director	June ____, 2007